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As filed with the Securities and Exchange Commission on September 30, 2003
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE MILLS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-1802283 (I.R.S. Employer Identification No.)

1300 Wilson Boulevard, Suite 400
Arlington, Virginia 22209
(703) 526-5000
(Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

Thomas E. Frost
Executive Vice President, Secretary and General Counsel
The Mills Corporation
1300 Wilson Boulevard, Suite 400
Arlington, Virginia 22209
(703) 526-5000
(Name and address including zip code, and telephone number, including area code of agent for service)

Copy to:
Bruce W. Gilchrist
Hogan & Hartson L.L.P.
Columbia Square
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109
(202) 637-5600

        Approximate date of commencement of proposed sale of the securities to the public: From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐  ___________

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of security to be registered	Amount to be Registered (1)	Proposed maximum offering price per security (1)	Proposed maximum aggregate offering price (1)	Amount of registration fees (1)

Common stock, $0.01 par value	1,715,072	$38.37	$65,807,313	$5,324

(1)
Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low reported sales prices on the New York Stock Exchange on September 24, 2003.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and neither we nor the selling stockholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED SEPTEMBER 30, 2003

PROSPECTUS

1,715,072 Shares

Common Stock

        This prospectus relates to (a) the possible issuance of up to 1,715,072 shares of common stock (the "Redemption Shares") of The Mills Corporation if and to the extent that holders of up to 1,715,072 common units of limited partnership interests (the "Units") in The Mills Limited Partnership tender such Units for redemption and (b) the offer and sale from time to time of any of the Redemption Shares that may be issued to persons who are our affiliates (the "Secondary Shares"). These selling stockholders are identified in this prospectus and any additional selling stockholders may be identified in a supplement to this prospectus.

        We are registering the Redemption Shares being offered by this prospectus to permit us to issue common stock upon redemption of Units and to provide the holders of Redemption Shares with freely tradable securities. The registration of such shares does not necessarily mean that any of the Units will be submitted for redemption or that any of the common stock that may be issued upon such redemption will be offered or sold by the recipient thereof. Also, upon any redemption, we may elect to pay cash for the Units tendered rather than issue common stock.

        We will not receive any cash proceeds from the sale of the Secondary Shares by the selling stockholders or from the issuance of the Redemption Shares to holders of Units tendered for redemption but will acquire Units in exchange for any shares of our common stock we may issue pursuant to this prospectus. We have agreed to pay all expenses of effecting the registration of the Redemption Shares offered herein (other than underwriting discounts, sales and commission, fees and disbursements of counsel for the selling stockholders, and transfer taxes, if any, relating to the sale or disposition of the offered shares) pursuant to the registration statement under the Securities Act of 1933, as amended (the "Securities Act").

        To ensure that we maintain our qualification as a real estate investment trust (a "REIT") under the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), ownership of our equity securities by any person is limited to 9.225% of the lesser of the number or value of outstanding shares of capital stock, with certain exceptions. See "Restrictions on Ownership and Transfer." Our common stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "MLS." The closing sale price of our common stock as reported by the NYSE on September 26, 2003 was $38.17 per share.

        We maintain our executive offices at 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209. Our telephone number is (703) 526-5000.

        Investing in the offered securities involves risks. You should read carefully the risks described in the "Risk Factors" section beginning on page 3 of this prospectus.

        Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2003.

TABLE OF CONTENTS

About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
The Company	3
Risk Factors	3
Use of Proceeds	4
Selling Stockholders	4
Description of Common Stock	6
Description of Units	8
Registration Rights	12
Redemption of Units	12
Material Federal Income Tax Considerations	25
Restrictions on Ownership and Transfer	46
Plan of Distribution	49
Where You Can Find More Information	51
Experts	52
Legal Matters	53

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC's rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

        You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where You Can Find More Information." Information incorporated by reference with the SEC after the date of this prospectus, or information included in any prospectus supplement, may add, update, or change information in this prospectus or any prospectus supplement. If information in such subsequent filings or prospectus supplements is inconsistent with this prospectus or any prospectus supplement, the information incorporated by reference or included in such subsequent prospectus supplement will supersede the information in this prospectus or any earlier prospectus supplement. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

        As used in this prospectus, the terms "Mills," "company," "we," "our" or us means The Mills Corporation and its direct and indirect subsidiaries, including The Mills Limited Partnership, Management Associates Limited Partnership and MillsServices Corp. ("MSC"), which we consolidate for financial reporting purposes, unless the context indicates otherwise. As used in the section of this prospectus entitled "Material Federal Income Tax Considerations," the terms "we," "our," and "us" refers solely to The Mills Corporation, except where the context indicates otherwise. As used in this prospectus, "Operating Partnership" refers to The Mills Limited Partnership.

        All references to "Units" refer to common units of limited partnership interests of the Operating Partnership that are redeemable for the Redemption Shares registered pursuant to the registration statement of which this prospectus is a part. All references to "units" refer to all common units of limited partnership interest of the Operating Partnership, including the Units.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain matters discussed in this prospectus and the information incorporated by reference herein contain "forward-looking statements" for purposes of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements are based on current expectations and are not guarantees of future performance.

        Forward-looking statements, which can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "would be," or "continue" or the negative thereof or other variations thereon or comparable terminology are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are:

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  the general economic climate,

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  the supply and demand for retail properties,

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  interest rate levels and fluctuations in the exchange rates between the U.S. Dollar and foreign currencies in countries where we have investments,

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  the availability to us of financing for our development projects or acquisition activities,

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  risks associated with the development, acquisition and operation of retail properties, including risks that the development of the project may not be completed on schedule, that we may not be able to lease available space to tenants at favorable rental rates, that tenants will not take occupancy or pay rent in accordance with their leases, or that development or operating costs may be greater than anticipated, and

  •
  those risks described in, or incorporated by reference into, this prospectus.

        We undertake no duty or obligation to publicly announce any revisions to, or updates of, these forward-looking statements that may result from future events or circumstances.

THE COMPANY

        We conduct all of our business and own all of our properties through the Operating Partnership and its various subsidiaries. As of June 30, 2003, we owned a 1% interest as the sole general partner and a 72.32% interest as a limited partner in the Operating Partnership. We are a fully integrated, self-managed real estate investment trust ("REIT") and provide all development, redevelopment, leasing, financing, management and marketing services to all but two of our properties currently in operation. As of June 30, 2003, we wholly owned or had ownership interests in a portfolio of 13 super-regional retail and entertainment-oriented centers, ten regional retail and entertainment-oriented centers, one international retail and entertainment center, three community shopping centers, and a portfolio of 19 single tenant properties subject to net leases that operate as CVS pharmacies. In addition, the Operating Partnership owns 100% of MSC, a taxable REIT subsidiary that has entered into agreements with all but two of our unconsolidated joint ventures to provide development, management, leasing and financial services to these joint venture entities. MSC owns 100% of Mills Enterprises, Inc., an entity that holds investments in certain retail joint ventures such as a 60% interest in FoodBrand L.L.C., a food and beverage entity that master leases, manages and operates food courts and restaurants.

        We maintain our executive offices at 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209. Our telephone number is (703) 526-5000. We also maintain a web site at www.millscorp.com. The information on our web site is not, and you must not consider the information to be, a part of this prospectus.

RISK FACTORS

        The redemption of your Units and the ownership of our common stock involve various risks. In addition to the risk factors included in our most recent annual report on Form 10-K filed with the SEC and the other documents incorporated by reference, you should consider carefully the following material risks in conjunction with the other information contained or incorporated by reference in this prospectus before making a decision to redeem Units or invest in the securities offered by this prospectus.

Special Considerations Applicable to Redeeming Holders

  If you redeem your Units, you may incur adverse tax consequences.

        The exercise of your right to require the redemption of your Units will be treated for tax purposes as a sale of your Units. This sale will be fully taxable to you, and you will be treated as realizing for tax purposes an amount equal to the sum of the cash or the value of the common shares received in the exchange plus the amount of the Operating Partnership liabilities considered allocable to the redeemed Units at the time of the redemption, including the Operating Partnership's share of the liabilities of certain entities in which the Operating Partnership owns an interest. Depending upon your particular circumstances, it is possible that the amount of gain recognized, or even the tax liability resulting from that gain, could exceed the amount of cash and the value of other property, such as the common shares, received upon the disposition. See "Redemption of Units—Tax Consequences of Redemption" for more information on these tax consequences.

  The nature of your investment will change upon a redemption of your Units.

        If you exercise your right to require the redemption of your Units, you may receive cash or, at our election, shares of common stock in exchange for the Units. If you receive cash, you will no longer have any interest in us and will not benefit from any subsequent increases in share price and will not receive any future distributions from us (unless you currently own or acquire in the future additional shares of common stock or units). If you receive shares of common stock, you will become our stockholder rather than a holder of units in the Operating Partnership. Although the nature of an investment in shares of common stock is substantially equivalent economically to an investment in units in the Operating Partnership, there are some differences between ownership of units and ownership of common stock. These differences, some of which may be material to you, are discussed in "Redemption of Units—Comparison of Ownership of Units and Common Stock."

Additional Tax Consideration

  Recent changes in taxation of corporate dividends may adversely affect the value of our stock.

        The Jobs and Growth Tax Relief Reconciliation Act of 2003 that was enacted into law on May 28, 2003, among other things, generally reduces to 15% the maximum marginal rate of tax payable by individuals on dividends received from a regular C corporation. This reduced tax rate, however, will not apply to dividends paid to individuals by a REIT on its stock, except for certain limited amounts. While the earnings of a REIT that are distributed to its shareholders still generally will be subject to less federal income taxation than earnings of a non-REIT C corporation that are distributed to its shareholders net of corporate-level income tax, this legislation could cause individual investors to view the stock of regular C corporations as more attractive relative to the stock of a REIT than was the case prior to the enactment of the legislation. Individual investors could hold this view because the dividends from regular C corporations will generally be taxed at a lower rate while dividends from REITs will generally be taxed at the same rate as the individual's other ordinary income. We cannot predict what effect, if any, the enactment of this legislation may have on the value of the stock of REITs in general or on the value of our common stock in particular, either in terms of price or relative to other investments.

USE OF PROCEEDS

        We will not receive any cash proceeds from the sale of the Secondary Shares by the selling stockholders or from the issuance of the Redemption Shares to holders of Units tendered for redemption but will acquire units in exchange for any shares of our common stock we may issue pursuant to this prospectus. We have agreed to pay all expenses of effecting the registration of the Redemption Shares offered herein, other than underwriting discounts, sales and commission, fees and disbursements of counsel for the selling stockholders, and transfer taxes, if any, relating to the sale or disposition of the Redemption Shares, which will be paid by the selling stockholders.

SELLING STOCKHOLDERS

        The Secondary Shares offered by this prospectus may be offered from time to time by the selling stockholders named below and by any additional selling stockholders who may be named in a supplement to this prospectus. As described elsewhere herein, "Selling Stockholders" are only those persons who receive Redemption Shares upon redemption of Units and who are our affiliates. Resales of Redemption Shares issued pursuant to this prospectus to persons who are not at the time of redemption our affiliates will not be restricted under the Securities Act and therefore will not be required to be registered. Holders of Units who currently are not our affiliates are therefore not included herein as selling stockholders.

        The following table provides the names of each selling stockholder and the number of shares of our common stock that may be offered by this prospectus, which consists of all shares of common stock issuable upon redemption of Units and that may be beneficially owned by each selling stockholder as of September 19, 2003 (except as otherwise may be indicated in the footnotes). Since each selling stockholder may sell all, some or none of the shares of common stock covered by this prospectus, no estimate can be made of the number of shares of common stock that will be sold by the selling stockholders or that will be owned by the selling stockholders upon completion of the offering.

Name of Selling Stockholder:	Number of Shares That May Be Offered Hereby
Laurence C. Siegel (1)	39,081
Harry H. Nick (2)	15,632
Kan Am USA XIII Limited Partnership	1,120,500
Dietrich von Boetticher (3)	64,401
Braithwaite Family Partnership (4)	18,675
Franz von Perfall (5)	12,450
Kan Am America, Inc.	3,735
Kan Am Inc.	650
Kan Am USA IX Limited Partnership (6)	229,460
Kam Am USA X Limited Partnership (7)	45,317

Total	1,549,901

(1)
Mr. Laurence Siegel has been our chief executive officer and chairman of the board since 1995. Mr. Siegel beneficially owns 446,340 shares of our common stock, which are not covered by this prospectus.
(2)
Mr. Harry Nick has been our director since 1994. Mr. Nick beneficially owns 142,826 shares of our common stock, which are not covered by this prospectus.
(3)
Mr. Dietrich von Boetticher has been our director and Vice Chairman of the board since 1994. Since 1976, Mr. von Boetticher has been a principal of Kan Am and its affiliated entities. Mr. von Boetticher beneficially owns 75,099 shares of our common stock, which are not covered by this prospectus.
(4)
Mr. James C. Braithwaite, who is a partner in the Braithwaite Family Partnership, has been our director since 1994. Since 1980, Mr. Braithwaite has served as President of Kan Am Realty, Inc., a Kan Am affiliate company, and also serves as an officer and director of various other Kan Am affiliated companies. During 1994, Mr. Braithwaite served as our Executive Vice President of Operations. Mr. Braithwaite beneficially owns 6,001 shares of our common stock, which are not covered by this prospectus.
(5)
Mr. Franz von Perfall has been our director since 1994. Since 1980, Mr. von Perfall has been a principal of Kan Am and its affiliated entities. Mr. von Perfall beneficially owns 23,147 shares of our common stock, which are not covered by this prospectus.
(6)
Kan Am USA IX Limited Partnership beneficially owns an additional 46,223 shares of our common stock, which are not covered by this prospectus.
(7)
Kan Am USA X Limited Partnership beneficially owns an additional 162,288 shares of our common stock, which are not covered by this prospectus.

DESCRIPTION OF COMMON STOCK

        The following description sets forth the general terms of the common stock that we may issue. This description and the description contained in any prospectus supplement are not complete and are subject to and qualified in their entirety by reference to our certificate of incorporation and bylaws, each of which we will make available upon request.

General

        Our certificate of incorporation authorizes us to issue up to 170,000,000 shares of capital stock, of which we are authorized to issue 100,000,000 shares as voting common stock, 50,000,000 shares as non-voting common stock (which is reserved for issuance as "excess" stock if a holder violates the applicable ownership limits) and 20,000,000 shares as preferred stock. At June 30, 2003, 44,307,827 shares of our voting common stock were issued and outstanding. The outstanding shares of our voting common stock are listed for trading on the NYSE.

        References to "common stock" in this prospectus refer to our voting common stock, unless otherwise specified.

        Subject to the preferential rights of any other classes or series of shares of capital stock and to the provisions of our certificate of incorporation regarding restrictions on transfers of shares of capital stock, holders of our common stock are entitled:

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  to receive distributions if, as and when authorized and declared by our board of directors, out of funds and other assets legally available for distribution, and

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  to share ratably in our assets that are legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of, or adequate provision for, all of our known debts and liabilities and subject to any liquidation preferences of the holders of our preferred stock.

        The shares of each series of our preferred stock rank senior to our common stock and all other equity securities that we may issue without first obtaining the consent of the holders of a majority of the outstanding shares of each series of our preferred stock.

        Subject to the provisions of our certificate of incorporation regarding restrictions on the transfer of shares of our capital stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as expressly provided for other classes or series of our capital stock, the holders of shares of common stock will possess exclusive voting power over matters submitted for stockholder approval. Any matter submitted for stockholder approval generally will require the affirmative vote of a majority of the shares present and voting on that matter. There is no cumulative voting in the election of directors, which means that the holders of a majority of our outstanding common stock can elect all of the directors then standing for election.

        Holders of shares of our common stock have no subscription, redemption, conversion or preemptive rights.

        Our board of directors is a classified board composed of three classes of directors with staggered terms. Directors for each class are chosen for a three-year term upon expiration of the term of that class.

        Under the Delaware General Corporation Law (the "DGCL"), a Delaware corporation generally cannot dissolve, amend its certificate of incorporation, participate in a merger or consolidation, effect a share exchange or transfer its assets unless the action to be taken has been approved by a majority of the board of directors and by stockholders holding at least a majority of the shares entitled to vote on the matter. The DGCL permits a corporation to specify a greater percentage in its certificate of incorporation. In addition, some types of mergers may be accomplished without a stockholder vote. For example, under some circumstances, no stockholder vote is required for a merger of a subsidiary of a Delaware corporation into its parent corporation. Generally, a merger need not be approved by stockholders of a Delaware corporation that will survive a merger if (a) the merger does not result in a reclassification or change in the outstanding shares of the surviving corporation or an amendment to the surviving corporation's certificate of incorporation, and (b) the number of shares to be issued or delivered in the merger is not more than 20% of the surviving corporation's shares prior to the merger.

        We are a Delaware corporation and the provisions of the DGCL apply to us, except where our organizational documents adopt different provisions. Any amendment to our certificate of incorporation, including the section that addresses the preservation of our REIT status, requires the approval of a majority of our board of directors and stockholders holding at least a majority of the shares entitled to vote on the matter. However, amendments that are inconsistent with certain provisions of our certificate of incorporation (including those articles relating to capital stock, the board of directors, stockholder actions and meetings of stockholders, indemnification, limitation on liability of directors, compromise, amendment of the bylaws, and amendment of the certificate of incorporation) require approval of a majority of our board of directors and the affirmative vote of the holders of 66 2/3% of the voting power of all of the shares of capital stock then entitled to vote generally for the election of directors, voting together as a single class. Our bylaws may be amended by a majority of the board of directors. In addition, our bylaws may be amended by the affirmative vote of the holders of at least two-thirds of the voting power of all the shares of our capital stock then entitled to vote generally in the election of directors, voting together as a single class.

        Our certificate of incorporation authorizes our board of directors to designate classes and series of preferred stock, to establish the number of shares in each class or series, and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and terms or conditions of redemption for each designated class or series. Certain amendments to our certificate of incorporation require the approval of holders of two-thirds of the outstanding shares of each affected class of preferred stock.

Shares Available for Future Sale

        As of June 30, 2003, we had outstanding 44,306,827 shares of common stock and had reserved for possible issuance upon redemption of units an additional 16,119,683 shares of common stock. A total of 16,980,495 shares of common stock, including a portion of which is issuable upon redemption of units, are tradable without restriction under the Securities Act pursuant to the registration statement filed on May 6, 2003, as amended (File No. 333-03205) and 1,715,072 shares of common stock issuable upon redemption of Units will be tradable without restriction under the Securities Act pursuant to the registration statement of which this prospectus is a part. See "Registration Rights." As of June 30, 2003, options to purchase 3,699,714 shares of common stock have been registered to be granted to certain of our directors, officers and employees and our subsidiaries and remain outstanding.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A

DESCRIPTION OF UNITS

        The material terms of the units, including a summary of certain provisions of the Limited Partnership Agreement of the Operating Partnership, as amended (the "Partnership Agreement"), are set forth below. The following description of the terms and provisions of the units and certain other matters does not include a description of any of the preferred units and does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of the Delaware Revised Uniform Limited Partnership Act (the "Act") and the Partnership Agreement. A copy of the Partnership Agreement is an exhibit to the registration statement of which this prospectus is a part. For a comparison of the voting and other rights of holders of units and the stockholders, see "Redemption of Units—Comparison of Ownership of Units and Common Stock."

General

        All of our assets are held by, and all of our operations are conducted through, the Operating Partnership. We are the sole general partner of the Operating Partnership and, as of June 30, 2003, we held approximately 73.32% of the common units therein. One percent (1%) of the aggregate number of units outstanding of all classes is required to be held by us as the general partner. The balance of the interest held by us is in the form of units as a limited partner of the Operating Partnership. Holders of units (other than us in our capacity as general partner) hold limited partner interests in the Operating Partnership, and all holders of units (including us in our capacity as general partner) are entitled to share in cash distributions from, and in the profits and losses of, the Operating Partnership on a pro rata basis. Each unit receives distributions in the same amount as paid on each share of common stock. Holders of units have the rights to which limited partners are entitled under the Partnership Agreement and the Act. The units have not been registered pursuant to the federal or state securities laws and have not been listed on any exchange or quoted on any national market system. The Partnership Agreement restricts the transfer of units, as described below.

Purposes, Business and Management

        The Operating Partnership's purpose is to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act, provided that such business must be conducted in a manner that permits us to be qualified as a REIT under the Code, unless we in our absolute and sole discretion elect not to qualify as a REIT. The Operating Partnership is authorized to perform any and all acts for the furtherance of the purposes and business of the Operating Partnership, provided that the Operating Partnership may not take, or refrain from taking, any action which, in our judgment as general partner (a) could adversely affect our ability to continue to qualify as a REIT, (b) could subject us to any additional taxes under Section 857 or Section 4981 of the Code, or (c) could violate any law or regulation of any governmental body or agency having jurisdiction over the Operating Partnership or its subsidiaries.

        We, as general partner of the Operating Partnership, have the exclusive power and authority to conduct the business of the Operating Partnership subject to the consent of the limited partners in certain limited circumstances discussed below. No limited partner may take part in the operation, management or control of the business of the Operating Partnership by virtue of being a holder of units.

Ability to Engage in Other Business; Conflicts of Interest

        We may not conduct any business other than the business of the Operating Partnership. Other persons (including our officers, directors, employees, agents and other affiliates) are not prohibited under the Partnership Agreement from engaging in other business activities and will not be required to present any business opportunities to the Operating Partnership. However, we, on behalf of the

Operating Partnership, have adopted certain policies and entered into certain agreements with our affiliates and affiliates of the Operating Partnership regarding avoidance of conflicts of interest.

Distributions; Allocations of Income and Loss

        The Partnership Agreement provides for the quarterly distribution of Net Cash Flow generated during that quarter, as determined in the manner provided in the Partnership Agreement, to us and the limited partners in proportion to our percentage interests in the Operating Partnership, subject to distribution preferences for the holders of preferred units (including us, as the holder of preferred units issued in connection with our preferred stock) in the Operating Partnership. "Net Cash Flow" is generally defined as net income plus depreciation and other adjustments and minus reserves, principal payments on debt and capital expenditures and other adjustments. Neither we nor the limited partners, as holders of units, are entitled to any preferential or disproportionate distributions of Net Cash Flow. The Partnership Agreement generally provides for an allocation of gross income or gain to the holders of preferred units, including us, to the extent necessary to reflect and preserve the economic rights associated with such preferred units, then an allocation of remaining profits, first, to make up previous losses, then, second, to the holders of units in accordance with their respective percentage interests in the Operating Partnership. Net losses are generally allocated first among the holders of units in accordance with their respective percentage interests as holders of units, second to those limited partners other than us who hold preferred units, third, to us as holder of preferred units issued in connection with the issuance of our preferred stock, and, fourth, to us, as general partner, provided that any net losses that would have the effect of creating a deficit balance in a limited partner's capital account as specially adjusted for such purpose will be reallocated to us, as general partner.

Borrowings by the Operating Partnership

        We are authorized to cause the Operating Partnership to borrow money and to issue and guarantee debt as it deems necessary for the conduct of the activities of the Operating Partnership. Such debt may be secured by mortgages, deeds of trust, liens or encumbrances on properties of the Operating Partnership or its subsidiaries. We also may cause the Operating Partnership to borrow money to enable the Operating Partnership to make distributions in an amount sufficient to permit us, so long as we qualify as a REIT, to avoid the payment of any federal income tax.

Reimbursement of Company; Transactions With the General Partner and its Affiliates

        We do not receive any compensation for our services as general partner of the Operating Partnership. We, however, as a partner in the Operating Partnership, have the same right to allocations and distributions as other partners of the Operating Partnership. In addition, the Operating Partnership reimburses us for all expenses we incur relating to our ongoing operations and any issuances of additional units or capital stock, including expenses in connection with the registration statement of which this prospectus is a part. Except as expressly permitted by the Partnership Agreement, we and our affiliates may not engage in any transactions with the Operating Partnership except on terms that are fair and reasonable and no less favorable to the Operating Partnership than would be obtained from an unaffiliated third party.

Liability of General Partner and Limited Partners

        As general partner of the Operating Partnership, we are liable for all general recourse obligations of the Operating Partnership to the extent not paid by the Operating Partnership. We are not liable for the nonrecourse obligations of the Operating Partnership.

        The limited partners of the Operating Partnership are not required to make additional contributions to the Operating Partnership. Assuming that a limited partner does not take part in the control of the business of the Operating Partnership and otherwise acts in conformity with the provisions of the Partnership Agreement, the liability of the limited partner for obligations of the Operating Partnership under the Partnership Agreement and the Act is limited, subject to certain limited exceptions, generally to the loss of such limited partner's investment in the Operating Partnership represented by such limited partner's units. Furthermore, no amendment to the Partnership Agreement is permitted to convert a limited partnership interest into a general partnership interest without our approval and the approval of holders of a majority of the units.

Exculpation and Indemnification of the General Partner

        The Partnership Agreement generally provides that we, as general partner of the Operating Partnership, will incur no liability to the Operating Partnership or any limited partner for any act or omission if we carried out our duties in good faith on behalf of the Operating Partnership and in a manner reasonably believed to be (a) within the scope of the authority granted in the Partnership Agreement and (b) in the best interest of the Operating Partnership. In addition, we are not responsible for any misconduct or negligence on the part of our agents, provided we appointed such agents in good faith. We may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action we take or omit to take in reliance upon the opinion of such persons, as to matters that we reasonably believe to be within their professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

        The Partnership Agreement also provides for indemnification of us, our directors and officers, and such other persons as we may from time to time designate as agents against any losses, claims, damages, liabilities, expenses (including reasonable attorneys' fees), judgments, fines, settlements and any other amounts arising out of or in connection with any claims, demands, actions, suits, or proceedings (civil, criminal or administrative) relating to or resulting (directly or indirectly) from the operations of the Operating Partnership to the fullest extent permitted under the Act.

Sales of Assets

        Under the Partnership Agreement, we generally have the exclusive authority to determine whether, when and on what terms the assets of the Operating Partnership will be sold.

Removal of the General Partner; Transfer of the General Partner's Interest

        The Partnership Agreement provides that the limited partners may not remove us as general partner of the Operating Partnership. We may not transfer any of our interests as general partner in the Operating Partnership.

Restrictions on the Transfer of Units by Limited Partners

        Limited partners are prohibited, subject to certain exceptions, from transferring all or any portion of their units without (a) obtaining our prior written consent, which consent may be withheld in our sole and absolute discretion, and (b) meeting certain other requirements set forth in the Partnership Agreement. Notwithstanding these restrictions, limited partners are permitted to transfer all or a portion of their units to (i) a parent or parents, spouse, natural or adopted descendant or descendants, spouse of such descendant, or brother or sister, (ii) a corporation controlled by a person or persons named in (i) above, or (iii) if the limited partner is an entity, its beneficial owners, unless, in our reasonable judgment, such transfer would cause (or have the potential to cause) us to lose our REIT status. In addition, the executor, administrator, trustee, guardian, receiver or conservator of a limited partner's estate shall succeed to the rights of the limited partner for the purpose of settling the affairs of such limited partner. Limited partners may dispose of their units by exercising their rights to have their units redeemed for cash or for common stock, at our option. See "Redemption of Units" below. Upon transfer of all of a limited partner's units, such limited partner shall cease to be a limited partner of the Operating Partnership.

Issuance of Additional Limited Partnership Interests

        We are authorized, without the consent of the limited partners, to cause the Operating Partnership to issue additional units to us, to the limited partners or to other persons for such consideration and on such terms and conditions as we deem appropriate. If additional units are issued to us, then we must issue additional common stock and must contribute to the Operating Partnership the entire proceeds received by us from such issuance. In addition, we may cause the Operating Partnership to issue to us additional partnership interests in different series or classes, which may be senior to the units, in conjunction with an offering of our securities having substantially similar rights, in which the proceeds thereof are contributed to the Operating Partnership. Consideration for additional partnership interests may be cash or any property or other assets permitted by the Act. We will also cause the Operating Partnership to issue additional units upon the exercise of the options granted or restricted stock awarded pursuant to our equity compensation plans. No limited partner has preemptive, preferential or similar rights with respect to additional capital contributions to the Operating Partnership or the issuance or sale of any partnership interests therein.

Meetings; Voting

        Meetings of the partners may be called only by us, on our own motion. Limited partners may vote either in person or by proxy at meetings. Any action that is required or permitted to be taken by the limited partners of the Operating Partnership may be taken either at a meeting of the partners or without a meeting if consents in writing setting forth the action so taken are signed by partners owning not less than the minimum units that would be necessary to authorize or take such action at a meeting of the partners at which all partners entitled to vote on such action were present. On matters in which limited partners are entitled to vote, each limited partner (including us to the extent we hold limited partnership units) will have a vote equal to the number of units such limited partner holds in the Operating Partnership. The Partnership Agreement does not provide for annual meetings of the limited partners and we do not anticipate calling such meetings.

Amendment of the Partnership Agreement

        Amendments to the Partnership Agreement may be proposed only by us. Generally, the Partnership Agreement may be amended by us, as general partner, without the consent of the limited partners. Certain amendments that affect the fundamental rights of a limited partner (e.g., the limited liability of a limited partner, the limited partner's redemption right, the right to receive distributions and certain other matters) must be approved by us and the holders of a majority of the limited partner units (including those held by us).

Dissolution, Winding Up and Termination

        The Operating Partnership will continue until December 31, 2093, unless sooner dissolved and terminated. The Operating Partnership will be dissolved prior to the expiration of its term, and its affairs wound up upon the occurrence of the earliest of the following: (a) an election to dissolve the Operating Partnership is made in writing by the general partner; (b) our withdrawal as general partner without the permitted transfer of our interest to a successor general partner (except in certain limited circumstances); (c) the sale of all or substantially all of the Operating Partnership's assets and properties; or (d) the entry of a decree of judicial dissolution of the Operating Partnership pursuant to the provisions of the Act or the entry of a final order for relief in a bankruptcy proceeding of the general partner.

REGISTRATION RIGHTS

        With respect to 1,245,500 of the 1,715,072 Redemption Shares covered by this prospectus, we are required to register such shares pursuant to our obligations under a Registration Rights and Lock-Up Agreement, dated as of October 31, 2001, between us and Kan Am USA XIII Limited Partnership (the "Registration Rights Agreement"). The following summary does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement. A copy of the Registration Rights Agreement is an exhibit to the registration statement of which this prospectus is a part. Under the Registration Rights Agreement, we are obligated to use our reasonable efforts to keep the registration statement continuously effective for a period expiring on the date on which all of the common stock covered by the Registration Rights Agreement have been sold pursuant to the registration statement or Rule 144 of the Securities Act. The Registration Rights Agreement grants these rights to holders of common stock and Units specified therein.

        Pursuant to the Registration Rights Agreement, we have agreed to pay all expenses of effecting the registration of the shares of common stock covered by the Registration Rights Agreement and offered herein (other than underwriting discounts, sales and commission, fees and disbursements of counsel for the selling stockholders that are party to the Registration Rights Agreement, and transfer taxes, if any, relating to the sale or disposition of the applicable offered shares) pursuant to the registration statement under the Securities Act. We have agreed to indemnify each selling stockholder that is party to the Registration Rights Agreement and its respective officers, directors or trustees, and each person who controls, within the meaning of the Securities Act, any such selling stockholder against any losses, liabilities, claims, damages and expenses (including reasonable legal and other professional fees) arising under the securities laws in a number of circumstances in connection with this offering. Each selling stockholder that is party to the Registration Rights Agreement has agreed to indemnify us, our officers, directors, and each person who controls, within the meaning of the Securities Act, us against any losses, liabilities, claims, damages and expenses (including reasonable legal and other professional fees) arising under the securities laws in connection with this offering with respect to written information furnished to us by such selling stockholder expressly for use in the registration statement of which this prospectus is a part.

REDEMPTION OF UNITS

General

        Each holder of units may, subject to certain limitations, require that the Operating Partnership redeem such holder's units, by delivering a notice to the Operating Partnership. Upon redemption, such holder will receive, at the option of the Operating Partnership, with respect to each unit tendered, either (a) cash in an amount equal to the market value of one share of our common stock (subject to certain anti-dilution adjustments) or (b) one share of our common stock. The market value of the common stock for this purpose will be equal to the average of the closing trading price of our common stock (or substitute information, if no such closing price is available) for the ten consecutive trading days immediately before the day on which the redemption notice was received by the Operating Partnership.

        In lieu of the Operating Partnership redeeming holders, we, as general partner, have the right to assume directly and satisfy the redemption right of a holder described in the preceding paragraph. We anticipate that we generally will elect to assume directly and satisfy any redemption right exercised by a holder through the issuance of shares of our common stock (the Redemption Shares) pursuant to this prospectus, whereupon we will acquire the units being redeemed and will become the owner of such redeemed units. Such an acquisition by us will be treated as a sale of the units to us for federal income tax purposes. See "—Tax Consequences of Redemption" below. Upon redemption, such holder's right to receive distributions with respect to the units redeemed will cease (but if such right is exchanged for

Redemption Shares, the holder will have rights as our stockholder from the time of its acquisition of the Redemption Shares) and such holder will cease to be a limited partner of the Operating Partnership as to those units redeemed.

        A holder must notify us, as the general partner of the Operating Partnership, of such holder's desire to require the Operating Partnership to redeem units by sending a notice in the form attached as an exhibit to the Partnership Agreement, a copy of which is available from us. A holder must request the redemption of at least 100 units or an integral multiple thereof (or all of the units held by such holder, if such holder owns less than 100 units). A notice of redemption must be furnished during the 30-day periods immediately following the filing with the SEC by us of our annual report on From 10-K or quarterly reports on Form 10-Q, or during such periods as we, as general partner of the Operating Partnership, may otherwise determine. The redemption generally will occur on the seventh business day after the notice is delivered by the holder, except that no redemption can occur if the delivery of Redemption Shares would be prohibited under the provisions of our certificate of incorporation designed to protect our qualification as a REIT or applicable law.

Tax Consequences of Redemption

        The following discussion summarizes certain federal income tax considerations that may be relevant to a holder who exercises such holder's right to require the redemption of such holder's units. (A holder's right to require the redemption of units is referred to as the "Redemption Right.") Because the specific tax consequences to a holder exercising such holder's Redemption Right will depend upon the specific circumstances of that holder, each holder considering exercising the Redemption Right is strongly urged to consult such holder's own tax advisor regarding the specific federal, state, local and non-U.S. tax consequences to such holder of the exercise of the Redemption Right in light of such holder's specific circumstances.

  Tax Treatment of Redemption of Units

        If we assume and perform the redemption obligation, the Partnership Agreement provides that the redemption will be treated by us, the Operating Partnership and the redeeming holder as a sale of units by such holder to us at the time of such redemption. In that event, such sale will be fully taxable to the redeeming holder and such redeeming holder will be treated as realizing for tax purposes an amount equal to the sum of the cash or the value of the common stock received in the exchange plus the amount of Operating Partnership nonrecourse liabilities allocable to the redeemed units at the time of the redemption. The determination of the amount of gain or loss is discussed more fully below.

        If we do not elect to assume the obligation to redeem a holder's units, the Operating Partnership will redeem such units for cash. If the Operating Partnership redeems units for cash that we contribute to the Operating Partnership to effect such redemption, the redemption likely would be treated for tax purposes as a sale of such units to us in a fully taxable transaction, although the matter is not free from doubt. In that event, the redeeming holder would be treated as realizing an amount equal to the sum of the cash received in the exchange plus the amount of Operating Partnership nonrecourse liabilities allocable to the redeemed units at the time of the redemption. The determination of the amount of gain or loss in the event of sale treatment is discussed more fully below.

        If, instead, the Operating Partnership chooses to redeem a holder's units for cash that is not contributed by us to effect the redemption, the tax consequences would be the same as described in the previous paragraph, except that if the Operating Partnership redeems less than all of a holder's units, the holder would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the share of Operating Partnership nonrecourse liabilities allocable to the redeemed units, exceeded the holder's adjusted basis in all of such holder's units immediately before the redemption.

  Tax Treatment of Disposition of Units by a U.S. Holder Generally.

        As used in the remainder of this discussion, the term "U.S. holder" means a beneficial owner of the units that is for United States federal income tax purposes:

  1.
  a citizen or resident alien individual, as defined in Section 7701(b) of the Code, of the United States;

  2.
  a corporation, partnership, limited liability company or other entity treated as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

  3.
  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

  4.
  in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons or the trust was in existence on August 20, 1996 and has made a valid election to be treated as a U.S. person.

        Generally, in the case of a partnership that holds units, any partner that would be a U.S. holder if it held units directly is also a U.S. holder. A "non-U.S. holder" is a holder, including any partner in a partnership that holds our units, that is not a U.S. holder.

        If a unit is redeemed from a U.S. holder in a manner that is treated as a sale of the unit, or a U.S. holder otherwise disposes of a unit, the determination of gain or loss from the sale or other disposition will be based on the difference between the amount considered realized for tax purposes and the tax basis in such unit. See "Basis of Units" below. Upon the sale of a unit, the "amount realized" will be measured by the sum of the cash and fair market value of other property (e.g., Redemption Shares) received plus the portion of the Operating Partnership's nonrecourse liabilities allocable to the unit sold. To the extent that the amount of cash or property received plus the allocable share of the Operating Partnership's nonrecourse liabilities exceeds the holder's basis for the unit disposed of, such holder will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and the value of any other property (e.g., Redemption Shares) received upon such disposition.

        Except as described below, any gain recognized upon a sale or other disposition of units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the sale of a unit attributable to a holder's share of "unrealized receivables" of the Operating Partnership (as defined in Section 751 of the Code) exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in Operating Partnership income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the Operating Partnership had sold its assets at their fair market value at the time of the transfer of a unit.

  Tax Treatment of Disposition of Units by a Non-U.S. Holder Generally.

        If a unit is redeemed by a non-U.S. holder in a manner that is treated as a sale of the unit, or a non-U.S. holder otherwise disposes of a unit, the non-U.S. holder generally will be subject to regular U.S. income tax in the same manner as a taxable U.S. holder to the extent that either (a) the assets held by the Operating Partnership constitute either U.S. real property interests within the meaning of the Foreign Investments in Real Property Tax Act of 1980 ("FIRPTA") or (b) the assets are considered to be effectively connected with the Operating Partnership's U.S. trade or business. Most of our assets will be U.S. real property interests and some of our remaining assets that are not U.S. real property interests will be considered to be effectively connected with a U.S. trade or business. As a result, a non-U.S. holder will be subject to regular U.S. income tax in the same manner as a taxable U.S. holder with respect to most, if not all, of the gain recognized on such sale.

        Further, the purchaser of the units from a non-U.S. holder (including us in the case of a redemption) will be required to withhold 10% of the amount realized from the sale. As noted previously, the amount realized is equal to the sum of the cash price paid to the seller, the fair market value of other property transferred to the seller (for example, the Redemption Shares) and the outstanding amount of any liability assumed by the purchaser or to which the U.S. real property interest is subject immediately before and after the transfer (for example, the portion of the Operating Partnership's nonrecourse liabilities allocated to the units sold). As a result, upon a redemption by a non-U.S. holder, we will withhold at least a portion of the Redemption Shares in order to satisfy this withholding requirement. This withholding requirement does not relieve the non-U.S. holder from filing any U.S. federal income tax return that may have otherwise been required. However, any amounts withheld under these withholding rules will be allowed as a credit against the non-U.S. holder's U.S. federal income tax and may entitle the non-U.S. holder to a refund, provided that the required information is furnished to the Internal Revenue Service. A party redeeming the units may seek a determination from the Internal Revenue Service regarding that party's maximum tax liability that may reduce the amount required to be withheld. A party that desires to seek such a determination should consult such party's own tax advisor.

  Basis of Units.

        In general, a holder who received units upon liquidation of a partnership had an initial tax basis in such units ("Initial Basis") equal to the basis in the liquidated partnership interest at the time of such liquidation. Similarly, in general, a holder who contributed a partnership interest in exchange for units had an Initial Basis in the units equal to the basis in the contributed partnership interest. A holder's Initial Basis in units generally is increased by (a) such holder's share of Operating Partnership taxable income, (b) increases in such holder's share of liabilities of the Operating Partnership and (c) such holder's subsequent contributions. Generally, such holder's basis in units is decreased (but not below zero) by (i) its share of Operating Partnership distributions, (ii) decreases in such holder's share of liabilities of the Operating Partnership, (iii) such holder's share of losses of the Operating Partnership, and (iv) such holder's share of nondeductible expenditures of the Operating Partnership that are not chargeable to capital.

  Potential Application of the Disguised Sale Regulations to a Redemption of Units.

        In the case of a limited partner who contributed property to the Operating Partnership in exchange for units, there is a possibility that a redemption of units might cause the original transfer of property to the Operating Partnership in exchange for units to be treated as a "disguised sale" of property. The Code and the Treasury Regulations thereunder (the "Disguised Sale Regulations") generally provide that, unless one of the prescribed exceptions is applicable, a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration (including the assumption of or taking subject to a liability) from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership. The Disguised Sale Regulations also provide, however, that if two years have passed between the transfer of money or other consideration (for example, the Redemption Shares) and the contribution of property, the transactions will not be presumed to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale. If two years have not passed between the transfer of money or other consideration (for example, the Redemption Shares) and the contribution of property, the transactions will be presumed to be a sale unless the facts and circumstances clearly establish that the transfers do not constitute a sale.

Comparison of Ownership of Units and Common Stock

        Generally, the nature of an investment in shares of our common stock is substantially equivalent economically to an investment in units. A holder of a share of common stock receives the same distribution that a holder of a unit receives and stockholders and holders of units generally share in the risks and rewards of ownership in the enterprise being conducted by us (through the Operating Partnership). However, there are some differences between ownership of units and ownership of shares of our common stock, some of which may be material to investors.

        The information below highlights a number of the significant differences between the Operating Partnership and us relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, investor rights and federal income taxation, and compares certain legal rights associated with the ownership of units and common stock, respectively. These comparisons are intended to assist holders of the units in understanding how their investment will be changed if their units are redeemed for common stock. THIS DISCUSSION IS SUMMARY IN NATURE AND DOES NOT CONSTITUTE A COMPLETE DISCUSSION OF THESE MATTERS, AND HOLDERS OF UNITS SHOULD CAREFULLY REVIEW THE BALANCE OF THIS PROSPECTUS, THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART, THE PARTNERSHIP AGREEMENT AND OUR CERTIFICATE OF INCORPORATION FOR ADDITIONAL IMPORTANT INFORMATION ABOUT US. IN ADDITION, THE TAX CONSEQUENCES TO A NON-U.S. INVESTOR RELATING TO AN INVESTMENT IN UNITS MAY BE SIGNIFICANTLY DIFFERENT FROM THOSE RELATING TO AN INVESTMENT IN COMMON STOCK. ALL INVESTORS, AND PARTICULARLY FOREIGN INVESTORS, ARE ENCOURAGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THESE DIFFERENCES.

        The following summary does not describe restrictions on us or the Operating Partnership contained in debt agreements or other contracts.

OPERATING PARTNERSHIP	COMPANY
Form of Organization and Assets Owned

The Operating Partnership is organized as a Delaware limited partnership. The Operating Partnership owns interests in (directly and through subsidiary partnerships and limited liability companies) and operates our real estate properties and other assets and, through its subsidiaries, conducts our management and leasing business.
We are a Delaware corporation. We have elected to be taxed as a REIT under the Code, commencing with our taxable year ended December 31, 1994, and intend to maintain our qualification as a REIT. Our only significant asset is our interest in the Operating Partnership, which gives us an indirect investment in the assets owned directly or indirectly by the Operating Partnership.
Length of Investment
The Operating Partnership has a stated termination date of December 31, 2093, although it may be terminated earlier under certain circumstances.	We have a perpetual term and intend to continue our operations for an indefinite time period.
Purpose and Permitted Investments

The Operating Partnership's purpose is to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act, provided that such business is to be conducted in a manner that permits us to be qualified as a REIT, unless we in our absolute and sole discretion elect not to qualify as a REIT. The Operating Partnership is authorized to perform any and all acts for the furtherance of the purposes and business of the Operating Partnership, provided that the Operating Partnership may not take, or refrain from taking, any action which, in our judgment as general partner (a) could adversely affect our ability to continue to qualify as a REIT, (b) could subject us to any additional taxes under Section 857 or Section 4981 of the Code, or (c) could violate any law or regulation of any governmental body or agency having jurisdiction over the us or our subsidiaries.
Under our certificate of incorporation, we may engage in any lawful activity permitted by the DGCL. However, under the Partnership Agreement, we, as general partner, may not conduct any business other than the business of the Operating Partnership and cannot own any assets other than our interest in the Operating Partnership and other assets necessary to carry out our responsibilities under the Partnership Agreement and our certificate of incorporation.

Additional Equity

The Operating Partnership is authorized to issue units and other partnership interests (including partnership interests of different series or classes that may be senior to units) as determined by us, as its general partner, in our sole discretion. The Operating Partnership may issue units and other partnership interests to us, as long as such interests are issued in connection with a comparable issuance of our shares and proceeds raised in connection with the issuance of such shares are contributed to the Operating Partnership.
The board of directors may issue, in its discretion, additional equity securities consisting of common stock or preferred stock; provided, that the total number of shares issued does not exceed the authorized number of shares of capital stock set forth in our certificate of incorporation. The Partnership Agreement requires that the proceeds of all equity capital raised by us will be contributed to the Operating Partnership in exchange for units in the Operating Partnership.
Borrowing Policies
The Operating Partnership has no restrictions on borrowings, and we, as general partner, have full power and authority to borrow money on behalf of the Operating Partnership.	We are not restricted under our governing instrument from incurring borrowings. However, any borrowing we incur must be loaned to the Operating Partnership.
Other Investment Restrictions

Other than restrictions precluding investments by the Operating Partnership that would adversely affect our qualification as a REIT, there are no restrictions upon the Operating Partnership's authority to enter into certain transactions, including among others, making investments, lending Operating Partnership funds, or reinvesting the Operating Partnership's cash flow and net sale or refinancing proceeds.
Neither our certificate of incorporation nor our bylaws impose any restrictions upon the types of investments made by us except that under the certificate of incorporation the board of directors is prohibited from taking any action that would terminate our REIT status, unless a majority of the stockholders vote to terminate such REIT status. The Partnership Agreement of the Operating Partnership requires that we conduct our investment activities through the Operating Partnership for so long as the Operating Partnership exists.

Management Control

All management powers over the business and affairs of the Operating Partnership are vested in us, as the general partner of the Operating Partnership, and no limited partner of the Operating Partnership has any right to participate in or exercise control or management power over the business and affairs of the Operating Partnership except as expressly set forth in the Partnership Agreement. We may not be removed as the general partner by the limited partners with or without cause.
The board of directors has exclusive control over our business and affairs subject only to the restrictions in the certificate of incorporation and bylaws and the Partnership Agreement. The board of directors is classified into three classes of directors. At each annual meeting of the stockholders, the successors of the class of directors whose terms expire at that meeting will be elected. The policies adopted by the board of directors may be altered or eliminated without a vote of the stockholders. Accordingly, except for their vote in the elections of directors, stockholders have no control over our ordinary business policies. The board of directors cannot change our policy of maintaining our status as a REIT, however, without the approval of holders of a majority of the outstanding shares of capital stock entitled to vote on such matters.
Fiduciary Duties

Under Delaware law, we, as the general partner of the Operating Partnership, are accountable to the Operating Partnership as a fiduciary and, consequently, are required to exercise good faith and integrity in all of our dealings with respect to partnership affairs. However, under the Partnership Agreement, we are under no obligation to take into account the tax consequences to any partner of any action taken by us, and the general partner is not liable for any act or omission, provided that we have acted in good faith on behalf of the Partnership and in a manner we reasonably believed to be (a) within the scope of the authority granted in the Partnership Agreement and (b) in the best interest of the Partnership.
Under Delaware law, the directors must perform their duties in good faith, in a manner that they reasonably believe to be in our best interests and with the care of an ordinarily prudent person in a like position. Any director who acts in such a manner generally will not be liable to us for monetary damages arising from his or her activities.

Management Liability and Indemnification

As a matter of Delaware law, we, as general partner, have liability for the payment of the obligations and debts of the Operating Partnership to the extent that the Operating Partnership does not have sufficient funds to pay them, unless limitations upon such liability are stated in the document or instrument evidencing the obligation. Under the Partnership Agreement, the Operating Partnership has agreed to indemnify us, any of our directors or officers, and any person designated as an agent by us from and against all losses, claims, damages, liabilities, joint or several, expenses (including reasonable attorney's fees and expenses), judgments, fines, settlements and other amounts incurred in connection with any actions relating to the operations of the Operating Partnership in which we or such director, officer or agent is involved, to the fullest extent of the Act (including any procedures set forth therein regarding advancement of expenses to such indemnified party).
Our certificate of incorporation provides that each person who was or is made a party to (or is threatened to be made a party to) or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was our director or officer or that he or she, being at the time our director or officer, is or was serving at our request as a director, trustee, officer, employee, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and be held harmless by us to the fullest extent not prohibited by Delaware law against all expense, liability and loss (including without limitation, attorneys' fees, judgments, fines, or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Anti-Takeover Provisions

Except in limited circumstances (See "Voting Rights" below), we have exclusive management power over the business and affairs of the Operating Partnership as its general partner. The general partner may not be removed by the limited partners with or without cause. Under the Partnership Agreement, we may, in our sole discretion, prevent a limited partner from transferring its interest or any rights as a limited partner except in certain limited circumstances. We may exercise this right of approval to deter, delay or hamper attempts by persons to acquire a controlling interest in the Operating Partnership. See "Description of Units."
Our certificate of incorporation and bylaws contain a number of provisions that may have the effect of delaying or discouraging an unsolicited proposal for our acquisition or the removal of incumbent management. These provisions include, among others: (a) a staggered board of directors; (b) authorized capital stock that may be issued as preferred stock in the discretion of the board of directors, with superior voting rights to the common stock; (c) a requirement that directors may be removed for cause only by a vote of holders of at least 66 2/3% of the outstanding common stock; and (d) provisions designed to avoid concentration of share ownership in a manner that would jeopardize our status as a REIT under the Code. See "Description of Common Stock."

Voting Rights

Under the Partnership Agreement, the limited partners have voting rights only as to certain amendments of the Partnership Agreement, as described more fully below. Otherwise, all decisions relating to the operation and management of the Operating Partnership are made by the general partner. See "Description of Units." As of June 30, 2003, we held approximately 73.32% of the outstanding limited and general partnership interests in the Operating Partnership. As units are redeemed by partners for our common stock or if we issue additional shares of common stock for cash and contribute the proceeds of such issuance to the Operating Partnership, our percentage ownership of the units will increase. If additional units are issued to third parties, our percentage ownership of the units will decrease.
We are managed and controlled by a board of directors consisting of three classes having staggered terms of office. Each class is to be elected by the stockholders at our annual meetings. Delaware law requires that certain major corporate transactions, including most amendments to the certificate of incorporation, may not be consummated without the approval of stockholders as set forth below. All shares of common stock have one vote, and the certificate of incorporation permits the board of directors to classify and issue preferred stock in one or more series having voting power that may differ from that of the common stock. See "Description of Common Stock."

        The following is a comparison of the voting rights of the limited partners holding common units of the Operating Partnership and our stockholders as they relate to certain major transactions:

OPERATING PARTNERSHIP	COMPANY
Amendment of the Partnership Agreement or the certificate of incorporation

Amendments to the Partnership Agreement may be proposed only by us, as general partner. Generally, the Partnership Agreement may be amended by us, as general partner, without the consent of the limited partners. Certain amendments that affect the fundamental rights of a limited partner (e.g., the limited liability of a limited partner, the limited partner's redemption right, the right to receive distributions and certain other matters) must be approved by us and the holders of a majority of the limited partner units (including those held by us).
Amendments to our certificate of incorporation must be approved by a majority of the board of directors and by the vote of at least a majority of the votes entitled to be cast at a meeting of stockholders. Amendments that are inconsistent with certain provisions of our certificate of incorporation (including those articles relating to capital stock, the board of directors, stockholder actions and meetings of stockholders, indemnification, limitation on liability of directors, compromise, amendment of the bylaws, and amendment of the certificate of incorporation) require the affirmative vote of the holders of 66 2/3% of the voting power of all of the shares of capital stock voting together as a single class.
Vote Required to Dissolve the Operating Partnership or the Company

As the general partner, we may elect to dissolve the Operating Partnership upon making a written election to that effect. The limited partners are not entitled by the Partnership Agreement to vote on a dissolution.	Under Delaware law, the board of directors must obtain approval of holders of at least a majority of the outstanding capital stock to dissolve us.

Vote Required to Sell Assets or Merge

Under the Partnership Agreement, the sale, exchange, transfer or other disposition of all or substantially all of the Operating Partnership's assets or merger or consolidation of the Operating Partnership requires action by us as the general partner. The limited partners are not entitled by the Partnership Agreement to vote on a sale, exchange, transfer or other disposition of all or substantially all of the Operating Partnerships assets or merger or consolidation of the Operating Partnership.
Under Delaware law, the sale of all or substantially all of our assets or our merger or consolidation requires the approval of the board of directors and holders of a majority of the votes entitled to be cast at a meeting of stockholders. No approval of the stockholders is required for the sale of less than all or substantially all of our assets.
Compensation, Fees and Distributions

As general partner, we do not receive any compensation for our services as general partner of the Operating Partnership. As a partner in the Operating Partnership, however, we have the same right to allocations and distributions as other partners of the Operating Partnership. In addition, the Operating Partnership reimburses us for all expenses incurred relating to our ongoing operations and any other offering of additional partnership interests in the Operating Partnership or our capital stock.	Our directors and officers receive compensation for their services.
Liability of Investors

Under the Partnership Agreement and applicable state law, the liability of the limited partners for the Operating Partnership's debts and obligations is generally limited to the amount of their investment in the Operating Partnership.	Under Delaware law, stockholders are not personally liable for our debts or obligations.
Review of Investor Lists

Under the Partnership Agreement, limited partners of the Operating Partnership, upon written demand setting forth the purpose of such demand and at the limited partner's expense, are entitled to obtain a current list of the name and last known business, residence or mailing address of each partner of the Operating Partnership and other information regarding the affairs of the Operating Partnership.
Under Delaware law, any stockholder may, upon written demand under oath stating the purpose thereof, inspect for any proper purpose the corporation's stock ledger, a list of its stockholders, and its other books and records.

Nature of Investment

The units constitute equity interests entitling each holder thereof to its pro rata share of cash distributions made to the holders of units of the Operating Partnership, consistent with the preferences established for different classes of units. The units entitle the holders to participate in the income of the Operating Partnership. The Operating Partnership generally intends to retain and reinvest proceeds of the sale of property or excess refinancing proceeds in its business except to the extent necessary to permit us to make distributions necessary to maintain our REIT status or avoid paying a corporate income tax. Thus, holders will be able to realize upon their investments primarily by redeeming the units and, if we issue common stock in exchange for redeemed units, by subsequently selling the common stock.
Common stock constitutes equity interests in us. We are entitled to receive our pro rata share of distributions made by the Operating Partnership with respect to the units, and each stockholder will be entitled to its pro rata share of any dividends or distributions paid with respect to the common stock. The dividends payable to the stockholders are not fixed in amount and are only paid if, when and as declared by the board of directors and out of assets legally available to pay dividends. If any preferred shares are at the time outstanding, dividends on our common stock may be paid only if full cumulative dividends have been declared and paid on the outstanding preferred stock or set aside for payment and there are no arreages on any outstanding sinking fund payments on outstanding preferred shares. To qualify as a REIT, we must distribute at least 90% of our taxable income (excluding capital gains), and any taxable income (including capital gains) not distributed will be subject to corporate income tax.
Potential Dilution of Rights

We, as the general partner, are authorized, in our sole discretion and without limited partner approval, to cause the Operating Partnership to issue additional limited partnership interests, both common and preferred, and other equity securities for any partnership purposes at any time to the limited partners or to other persons on terms as we establish.
The board of directors may issue, in its discretion, additional shares and has the authority to issue from the authorized capital stock, preferred stock and other equity securities with such powers, preferences and rights as the board of directors may designate at the time. The issuance of additional shares of either common stock or preferred stock or other equity securities may result in the dilution of the interests of the stockholders.

Liquidity

Limited partners cannot transfer their units without our consent, except to (a) a parent or parents, spouse, natural or adopted descendant or descendants, spouse of such descendant, or brother or sister, (b) a corporation controlled by a person or persons named in (a) above, or (c) if the limited partner is an entity, its beneficial owners, subject to our reasonable judgment as general partner, that such transfer would not cause (or have the potential to cause) us to lose our REIT status. Each limited partner has the right to tender its units for redemption by the Operating Partnership, subject to certain limitations. See "General" above.
The Redemption Shares will be freely transferable as registered securities under the Securities Act. Redemption Shares held by our affiliates may be offered for sale pursuant to this prospectus. The common stock is listed on the NYSE. The breadth and strength of this secondary market will depend, among other things, upon the number of shares outstanding, our financial results and prospects, the general interest in our and other real estate investments, and our dividend yield compared to that of other debt and equity securities.
Federal Income Taxation

The Operating Partnership is not subject to federal income taxes. Instead, each holder of units includes its allocable share of the Operating Partnership's taxable income or loss in determining such holder's federal income tax liability. The maximum federal income tax rate for individuals under current law is 35%.
We have elected to be taxed as a REIT. So long as we qualify as a REIT, we will be permitted to deduct distributions paid to our stockholders. A REIT, however, is subject to federal income tax on income that is not distributed and also may be subject to federal income and excise taxes in certain circumstances. The maximum federal income tax rate for corporations under current law is 35%. Stockholders generally will be subject to taxation on dividends (other than designated "capital gain dividends" and "qualified dividend income") at rates applicable to ordinary income, instead of at lower capital gain rates that generally apply to dividends received from a regular C corporation.

Income and loss from the Operating Partnership generally is subject to the "passive activity" limitations. Under the "passive activity" rules, income and loss from the Operating Partnership that is considered "passive income" generally can be offset against income and loss from other investments that constitute "passive activities" (unless the Operating Partnership is considered a "publicly traded partnership," in which case income and loss from the Operating Partnership can only be offset against other income and loss from the Operating Partnership). Income of the Operating Partnership, however, attributable to dividends from MSC or interest paid by MSC does not qualify as passive income and cannot be offset with losses and deductions from a "passive activity."	Dividends paid by us will be treated as "portfolio" income and cannot be offset with losses from "passive activities."

Cash distributions from the Operating Partnership are not taxable to a holder of units except to the extent they exceed such holder's basis in its interest in the Operating Partnership (which will include such holder's allocable share of the Operating Partnership's nonrecourse debt.)
Distributions made by us to our taxable domestic stockholders out of current or accumulated earnings and profits will be taken into account by them as ordinary income. Distributions that are designated as capital gain dividends or "qualified dividend income" may be taxed at long-term capital gain rates, subject to certain limitations. Distributions in excess of current or accumulated earnings and profits will be treated as a non-taxable return of basis to the extent of a stockholder's adjusted basis in his or her common stock, with the excess taxed as capital gain.
Each year, holders of units will receive a Schedule K-1 tax form containing detailed tax information for inclusion in preparing their federal income tax returns.	Each year, stockholders will receive Form 1099, which is used by corporations to report dividends paid to their stockholders.

Holders of units are required, in some cases, to file state income tax returns and/or pay state income taxes in the states in which the Operating Partnership owns property, even if they are not residents of those states.
Stockholders who are individuals generally will not be required to file state income tax returns and/or pay state income taxes outside of their state of residence with respect to our operations and distributions. We may be required to pay state income taxes in certain areas.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion describes the material federal income tax considerations relating to our taxation as a REIT, and the ownership and disposition of our common stock. Because this is a summary that is intended to address only material federal income tax considerations relating to the ownership and disposition of our common stock, it may not contain all the information that may be important to a prospective stockholder. As you review this discussion, you should keep in mind that:

  •
  the tax considerations for you as a prospective stockholder may vary depending on your particular tax situation;

  •
  special rules that are not discussed below may apply to a prospective stockholder if, for example, the prospective stockholder is:

  •
  a tax-exempt organization,

  •
  a broker-dealer,

  •
  a non-U.S. person,

  •
  a trust, estate, regulated investment company, real estate investment trust, financial institution, insurance company or S corporation,

  •
  subject to the alternative minimum tax provisions of the Code,

  •
  holding the stock as part of a hedge, straddle, conversion or other risk-reduction or constructive sale transaction,

  •
  holding the stock through a partnership or similar pass-through entity,

  •
  a person with a "functional currency" other than the U.S. dollar,

    •
    beneficially or constructively holding a 10% or more (by vote or value) beneficial interest in us,

    •
    a U.S. expatriate, or

    •
    otherwise subject to special tax treatment under the Code;

  •
  this summary does not address state, local or non-U.S. tax considerations;

  •
  this summary deals only with investors that hold the stock as a "capital asset," within the meaning of Section 1221 of the Code; and

  •
  this discussion is not intended to be, and should not be construed as, tax advice.

        The information in this section is based on the Code, current, temporary and proposed regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions. The reference to Internal Revenue Service interpretations and practices includes Internal Revenue Service practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. We have not received any rulings from the Internal Revenue Service concerning our qualification as a REIT generally. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the Internal Revenue Service or the courts, will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

        Each prospective stockholder is advised to consult with such stockholder's own tax advisor to determine the impact of such stockholder's personal tax situation on the anticipated tax consequences of the ownership and sale of our common stock. This includes the federal, state, local, foreign and other tax consequences of the ownership and sale of our common stock, and the potential changes in applicable tax laws.

Taxation of the Company as a REIT

        The sections of the Code and the corresponding regulations that govern the federal income tax treatment of a REIT and its stockholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

        General.    We have elected to be taxed as a REIT under Sections 856 through 859 of the Code, commencing with our short taxable year ended December 31, 1994. A REIT generally is not subject to federal income tax on the income that it distributes to stockholders if it meets the applicable REIT distribution requirements and other requirements for qualification as a REIT. We believe that we have been organized and have operated in a manner so as to qualify for taxation as a REIT under the Code, and we intend to continue to be organized and to operate in such a manner. Qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual (or, in some cases, quarterly) operating results, various requirements under the Code, as described in this prospectus, with regard to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels, and the diversity of ownership of our stock. While we believe we have operated, and intend to continue to operate, so as to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we have satisfied such requirements or will continue to do so. For a discussion of the tax consequences of the failure to qualify as a REIT, see "—Taxation of the Company as a REIT—Failure to Qualify."

27

        In any year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our REIT taxable income that we distribute currently to stockholders. Stockholders generally will be subject to taxation on dividends that they receive (other than dividends designated as capital gain dividends or "qualified dividend income") at rates applicable to ordinary income instead of at lower capital gain rates. Qualification for taxation as a REIT enables the REIT and its stockholders to substantially eliminate the "double taxation" (that is, taxation at both the corporate and stockholder levels) that generally results from an investment in a regular (non-REIT C corporation). Regular corporations generally are subject to federal corporate income taxation on their income, and stockholders of regular corporations are subject to tax on any dividends that are received. Currently, however, stockholders of regular corporations who are taxed at individual rates generally are taxed on dividends they receive at capital gains rates, which are lower for individuals than ordinary income rates, and stockholders of regular corporations who are taxed at regular corporate rates receive the benefit of a dividends received deduction that substantially reduced the effective rate that they pay on such dividends. Accordingly, income earned by a REIT and distributed currently to its stockholders generally will be subject to lower aggregate rates of federal income taxation than if such income were earned by a regular corporation, subjected to corporate income tax, and then distributed to stockholders and subjected to tax either at capital gains rates or the effective rate paid by a corporate recipient entitled to the benefit of the dividends received deduction.

        While we generally are not subject to corporate income taxes on income that we distribute currently to stockholders, we will be subject to federal income tax as follows.

  1.
  We will be taxed at regular corporate rates on any "REIT taxable income." REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

  2.
  Under some circumstances, we (or our stockholders) may be subject to the "alternative minimum tax" due to our items of tax preference and alternative minimum tax adjustments.

  3.
  If we have net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

  4.
  Our net income from "prohibited transactions" will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

  5.
  If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (a) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (b) the amount by which 90% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability.

  6.
  We will be subject to a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the excess of the sum of:

    •
    85% of our REIT ordinary income for the year,

    •
    95% of our REIT capital gain net income for the year, and

    •
    any undistributed taxable income from prior taxable years,

    over excess distributions made with respect to prior years.

  7.
  We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, will be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid and an adjustment would be made to increase the basis of the U.S. stockholder in our common stock.

  8.
  We will be subject to a 100% penalty tax on amounts received by us (or on certain expenses deducted by a taxable REIT subsidiary) if certain arrangements among us, our tenants and/or a taxable REIT subsidiary of ours, as further described below, are not comparable to similar arrangements among unrelated parties.

  9.
  If we acquire any assets from a non-REIT C corporation in a carry-over basis transaction, we will be liable for corporate income tax, at the highest applicable corporate rate, on the "built-in gain" with respect to those assets at the time we acquired them if we disposed of those assets within 10 years after we acquired them (provided no election is made for the transaction to be currently taxable). To the extent that assets are transferred to us in a carry-over basis transaction by a partnership in which a corporation owns an interest, we will be subject to this tax in proportion to the non-REIT C corporation's interest in the partnership. Built-in gain is the amount by which an asset's fair market value exceeds its adjusted tax basis at the time we acquire the asset. If we are subject to taxation on our REIT taxable income or are subject to tax due to the sale of a built-in gain asset that was acquired in a carry-over basis from a C corporation, a portion of the dividends we pay to our stockholders who are taxed as individuals during the following year may be subject to tax at reduced capital gains rates rather than at ordinary income rates. See "Taxation of Taxable Domestic Stockholders—Qualified Dividend Income."

        Furthermore, notwithstanding our status as a REIT, we may also have to pay (a) certain state and local income taxes, because not all states and localities treat REITs the same as they are treated for federal income tax purposes, and (b) certain foreign taxes to the extent that we own assets or conduct operations in foreign jurisdictions. Moreover, each of our taxable REIT subsidiaries (as further described below) is subject to corporate income tax on its net income.

        Requirements for Qualification As a REIT.    The Code defines a REIT as a corporation, trust or association—

  (1)
  that is managed by one or more trustees or directors;

  (2)
  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

  (3)
  that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

  (4)
  that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

  (5)
  the beneficial ownership of which is held by 100 or more persons;

  (6)
  during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities and as determined by applying certain attribution rules);

  (7)
  that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked; and

  (8)
  that meets other tests, described below, regarding the nature of its income and assets.

        Conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months, other than the first taxable year for which an election to become a REIT is made. Condition (6) must be met during the last half of each taxable year other than the first taxable year for which an election to become a REIT is made. For purposes of determining stock ownership under condition (6), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under the Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6). We believe that we have issued sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. In addition, our charter contains restrictions regarding the transfer of shares of our stock that are intended to assist us in continuing to satisfy the stock ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT (except as described in the next succeeding paragraph).

        If we comply with regulatory rules pursuant to which we are required to send annual letters to holders of our stock requesting information regarding the actual ownership of the stock, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (6) above, we will be treated as having met the requirement.

        In addition, we must satisfy all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status, use a calendar year for federal income tax purposes, and comply with the recordkeeping requirements of the Code and regulations promulgated thereunder.

        Taxable REIT Subsidiaries.    A "taxable REIT subsidiary" is an entity that is taxable as a C corporation in which we directly or indirectly own stock and that elects jointly with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of ours. However, an entity will not qualify as a taxable REIT subsidiary if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular C corporation. To the extent that our taxable REIT subsidiaries are required to pay taxes, we will have less cash available for distribution to our stockholders. If dividends are paid by one or more of our taxable REIT subsidiaries to us, then a portion of the dividends from us to our stockholders who are taxed at individual rates, will generally be eligible to be subject to tax at reduced capital gains rates rather than at ordinary income rates. See "Taxation of Taxable Domestic Stockholders—Qualified Dividend Income."

        The income and assets of a taxable REIT subsidiary are not attributable to a REIT. Moreover, certain services that generally cannot be performed by parties related to the REIT may be performed by a taxable REIT subsidiary without affecting our status as a REIT. However, certain restrictions are imposed on taxable REIT subsidiaries to ensure that such entities will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the taxable REIT subsidiary's adjusted taxable income for that year (although the taxable REIT subsidiary may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that later year). In addition, if a taxable REIT subsidiary pays interest, rent or another amount to a REIT that exceeds the amount that would be paid to an unrelated party in an arm's length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. Our taxable REIT subsidiaries will make substantial interest and other payments to us. We believe that all transactions between us and our taxable REIT subsidiaries will be entered into at arm's length. There can be no assurance, however, that the limitation on interest deductions applicable to taxable REIT subsidiaries will not apply to the interest payments made to us by our taxable REIT subsidiaries, resulting in an increase in the corporate tax liability of each such subsidiary. Moreover, there can be no assurance that the terms establishing the payments made by the taxable REIT subsidiary to us will not result in the imposition of the 100% excise tax to a portion of any such payment. Our taxable REIT subsidiaries include MSC and a number of its subsidiaries.

        Qualified REIT Subsidiaries.    If a REIT owns a subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary is disregarded from the REIT for federal income tax purposes.

        Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary is not subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

        Income Tests.    To qualify as a REIT, we must satisfy two gross income tests, which are applied on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property or from some types of temporary investments. Income from investments relating to real property or mortgages on real property includes "rents from real property," gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property. Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from sources that qualify for purposes of the 75% test, and from (a) dividends, (b) interest, (c) payments under certain qualifying interest rate hedging instruments and (d) gain from the sale or disposition of stock, securities, or certain qualifying hedging instruments.

        Rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received by us from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

        Generally, for rents to qualify as "rents from real property" for purposes of the gross income tests, we may provide directly only an insignificant amount of services, unless the services are "usually or customarily rendered" in connection with the rental of real property and not otherwise considered

"rendered to the occupant." Accordingly, we may not provide "impermissible services" to tenants (except through an independent contractor from whom we derive no revenue and that meets other requirements or through a taxable REIT subsidiary), without giving rise to "impermissible tenant service income." Impermissible tenant service income is deemed to be at least 150% of our direct cost of providing the service. If the impermissible tenant service income with respect to a property exceeds 1% of our total income from that property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the services will not "taint" the income from the property (that is, it will not cause the rent paid by tenants of that property to fail to qualify as rents from real property), but the impermissible tenant service income itself will not qualify as rents from real property.

        The Operating Partnership provides certain services with respect to our properties. Based upon our experience with retail shopping centers in the markets in which our properties are located, we believe that all services provided to tenants by us (other than those the income from which meets the 1% "de minimis" services exception described above, those provided by an independent contractor or those provided by a taxable REIT subsidiary) should be considered permissible services, although there can be no assurance that the Internal Revenue Service will not contend otherwise.

        The Operating Partnership also may receive certain types of income with respect to the properties it owns that will not qualify for the 75% or 95% gross income tests. For example, a portion of any development and management fees paid to the Operating Partnership with respect to properties in which the Operating Partnership owns less than 100% of the ownership interests will not qualify under either of the 75% or 95% gross income tests, nor will any payments that we receive pursuant to "sponsorship" or "naming rights" agreements. We also derive some rental income from affiliated entities that will be considered "related party rent," as well as some rent that is considered attributable to personal property, neither of which qualifies under the 75% or 95% gross income tests. In addition, dividends and interest paid to the Operating Partnership by our taxable REIT subsidiaries, including MSC, will not qualify under the 75% gross income test. We believe, however, that the aggregate amount of non-qualifying income in any taxable year will not cause us to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

        In connection with the performance of our management and leasing activities, we regularly undertake a wide range of marketing and promotional activities that are intended to promote and benefit an entire mall operation through increasing consumer spending and thereby increasing the rents that we derive from our tenants. The Internal Revenue Service, in a number of private letter rulings issued to other REITs, has approved specific advertising and promotional activities undertaken by a REIT that owns a retail shopping center where such marketing activities are intended primarily to increase overall spending at the centers, and therefore the REIT's revenues from tenants, rather than to benefit a specific tenant. Some of the advertising and promotional activities undertaken by us are substantially similar to those approved by the Internal Revenue Service in these private letter rulings. However, in view of the relatively unique nature of our properties, some of our advertising and promotional activities are different from and more extensive than those addressed specifically by the Internal Revenue Service to date in private letter rulings.

        We believe that all of our advertising and promotional activities, whether focused on only the mall itself or on specific stores at the mall, have as their primary purpose encouraging increased spending throughout the mall and thereby increasing our overall revenues through increased rents (which are typically based upon a percentage of sales), which is the basic premise upon which the Internal Revenue Service has concluded that a REIT owning retail properties can engage in advertising and promotional activities generally. Accordingly, we believe that all of our management and leasing activities, including the marketing and promotional activities, to the extent that they might be considered a service to tenants, should be considered "usually or customarily rendered" in connection with the rental of space for occupancy. We also believe that, with regard to taxable years beginning after December 31, 1997, these advertising and promotional activities would fall within the 1% "de minimis" services exception even if the activities did not meet the "usual or customary" standard. No assurance can be given, however, that the Internal Revenue Service will not challenge our position with respect to certain activities performed by us, or that such a challenge would not be successful. A successful challenge by the Internal Revenue Service could result in our failure to satisfy the gross income tests for the taxable years during which we engaged in such activities, and, therefore, in our failure to qualify as a REIT for such years. However, under certain circumstances, we may not fail to qualify as a REIT but rather would be subject to a tax imposed with respect to our "excess net income," as described below.

        We do not believe, after consultation with our professional advisors, that there will be a material adverse effect on our business operations or our ability to qualify as a REIT as a result of our performance of our marketing and promotional activities. Nevertheless, to remove any ambiguity with respect to such activities, we require certain marketing and promotional activities to be performed by independent contractors that are adequately compensated and from which we receive no income, or by a taxable REIT subsidiary. If we contemplate providing services to tenants that may reasonably be expected not to meet the "usual or customary" standard or to fall within the 1% "de minimis" services exception, we will arrange to have such services performed by an independent contractor or a taxable REIT subsidiary.

        To limit the non-qualifying income that we receive, MSC or its subsidiaries provide management and development services to many of the properties in which the Operating Partnership owns less than a 100% interest, and they invest in entities that are tenants of ours. MSC is wholly owned by the Operating Partnership. Our share of any dividend or interest received from MSC or any other taxable REIT subsidiary should qualify for purposes of the 95% test, but not for purposes of the 75% test. We do not anticipate that we will receive sufficient dividends and interest from MSC and any other taxable REIT subsidiaries to cause us to exceed the limit on non-qualifying income under the 75% test.

        We inevitably will have some gross income from various sources, including the sources described herein, that fails to constitute qualifying income for purposes of one or both of the 75% or 95% gross income tests. Taking into account our actual and anticipated sources of non-qualifying income, however, we believe that our aggregate gross income from all sources has satisfied and will continue to satisfy the 75% and 95% gross income tests applicable to REITs for each of our taxable years as a REIT. Unless we determine that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by us in the taxable year, will not jeopardize our status as a REIT, we do not and do not intend to:

  •
  charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

  •
  rent any property to a related party tenant, including a taxable REIT subsidiary, unless the rent from the lease to the taxable REIT subsidiary would qualify for the special exception from the related party tenant rule applicable to certain leases with a taxable REIT subsidiary;

  •
  derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

  •
  directly perform services considered to be noncustomary or rendered to the occupant of the property.

        We monitor the activities at our properties and believe that we have not provided services that will cause us to fail to meet the income tests. We intend to continue to monitor any services provided at, and the nonqualifying income arising from, each of our properties.

        "Interest" generally will be nonqualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests. We do not expect to derive significant amounts of interest that will not qualify under the 75% and 95% gross income tests.

        From time to time, we will enter into hedging transactions with respect to one or more of our assets or liabilities, including interest rate swap or cap agreements, options, futures contracts, or similar financial instruments. To the extent that such financial instruments are entered into to reduce the interest rate risk with respect to any indebtedness incurred or to be incurred to acquire or carry real estate assets, any periodic payments or gains from disposition are treated as qualifying income for purposes of the 95% gross income test. If, however, part or all of the indebtedness was incurred for other purposes, then part or all of the income would be nonqualifying income for purposes of both gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

        Our investments outside the United States can raise special issues for us. To the extent that we undertake those investments through a taxable REIT subsidiary, the interest and dividend income that we receive from the taxable REIT subsidiary, as well as gain recognized from the disposition of the subsidiary (including a liquidation of the subsidiary following a sale of the investment) would not qualify for purposes of the 75% gross income test (although it should qualify for purposes of the 95% gross income test, subject to the limitations discussed previously). If we make such investments directly, rather than through a taxable REIT subsidiary, then, in addition to the other considerations discussed above, any income recognized from hedges entered into to limit risks to us with respect to changes in foreign exchange rates (as well as any gains recognized with respect to changes in foreign exchange rates) will not qualify for purposes of either the 75% gross income test or the 95% gross income test. Moreover, we will treat any foreign currency exchange gain as non-qualifying income for purposes of the income tests.

        If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if: (a) our failure to meet the tests is due to reasonable cause and not due to willful neglect, (b) we attach a schedule of the sources of our income to our federal income tax return, and (c) any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limits on non-qualifying income, the Internal Revenue Service could conclude that the failure to satisfy the test was not due to reasonable cause. If we fail to satisfy the 75% or 95% gross income test and these relief provisions do not apply, we will fail to qualify as a REIT. Even if these relief provisions applied, we would be subject to a penalty tax based on the amount of our non-qualifying income.

        Asset Tests.    At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

  (1)
  At least 75% of the value of our total assets must be represented by "real estate assets," cash, cash items, and government securities. Our real estate assets include, for this purpose, our allocable share of real estate assets held by the partnerships in which we own an interest, and the non-corporate subsidiaries of these partnerships, as well as shares of other REITs, and stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long-term debt.

  (2)
  Not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

  (3)
  Except for securities described in (1) above and securities in taxable REIT subsidiaries, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets.

  (4)
  Except for securities described in (1) above and securities in taxable REIT subsidiaries, we may not own more than 10% of any one issuer's outstanding voting securities.

  (5)
  Except for securities described in (1) above and securities in taxable REIT subsidiaries, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the "straight debt" exception discussed below.

  (6)
  Not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

        Until August 2001, the Operating Partnership owned 99% of the non-voting preferred stock and 5% of the voting stock of MSC. In addition, the Operating Partnership owns a note issued by MSC. In August 2001, the Operating Partnership acquired 100% of the outstanding non-voting preferred stock and voting stock of MSC that it did not already own. By virtue of our ownership of units in the Operating Partnership, we are considered to own our pro rata share of both the stock and note of MSC owned by the Operating Partnership. While MSC has made an election to be treated as a taxable REIT subsidiary effective as of January 1, 2001, there can be no assurance for prior periods that the Internal Revenue Service might not contend either (a) that the value of the securities of MSC held by us through the Operating Partnership exceeded the 5% value limitation, (b) that the non-voting stock of MSC owned by the Operating Partnership should be considered "voting stock" for purposes of the assets tests, or (c) that any notes issued by MSC to the Operating Partnership should be considered "voting stock" for purposes of the asset tests. We believe that we owned less than 10% of the voting securities of MSC for all periods before January 1, 2001. We cannot ensure, however, that the Internal Revenue Service will not contend, or be unsuccessful if it did contend, that our ownership of voting stock exceeded the 10% limitation on the ownership of those assets during those periods.

        We believe that our share of the aggregate value of the securities of MSC, together with all other assets that do not qualify for purposes of the 75% test, including securities in other taxable REIT subsidiaries, does not exceed 25% of the total value of our assets. In addition, we believe that the combined value of our share of the securities of all of our taxable REIT subsidiaries, including MSC, does not exceed 20% of the total value of our assets. We cannot ensure, however, that the Internal Revenue Service will not contend, or be unsuccessful if it did contend, that the aggregate value of such securities when taken together exceeds the 20% value limitation for taxable REIT subsidiaries.

        Securities, for purposes of the asset tests, may include debt we hold from other issuers. However, debt we hold in an issuer will not be taken into account for purposes of the 10% value test if the debt securities meet the "straight debt" safe harbor and either (a) the issuer is an individual, (b) the only securities of the issuer that we hold are straight debt or (c) if the issuer is a partnership, we hold at least a 20% profits interest in the partnership. Debt will meet the "straight debt" safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, the debt is not convertible, directly or indirectly, into stock, and the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower's discretion or similar factors.

        With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary, or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including unsecured debt but excluding any equity interest in a partnership, of any such issuer does not exceed 5% of the total value of our assets, and that we comply with the 10% voting securities limitation and 10% value limitation (taking into account the "straight debt" exception with respect to certain issuers). With respect to our compliance with each of these asset tests, however, we cannot provide any assurance that the Internal Revenue Service might not disagree with our determinations.

        After initially meeting the asset tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the asset tests results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. Each time a unitholder other than us exercises its right to redeem units, our interest in the Operating Partnership increases, and we are deemed to acquire securities held by the Operating Partnership. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. We cannot ensure that these steps always will be successful or will not require a reduction in the Operating Partnership's overall interest in the taxable REIT subsidiaries that conduct the property service businesses. If we fail to cure the noncompliance with the asset tests within this 30-day period, we could fail to qualify as a REIT.

        Annual Distribution Requirements.    To qualify as a REIT, we generally must distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to:

  •
  the sum of (a) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% of our net income after tax, if any, from foreclosure property, minus

  •
  the sum of certain items of noncash income.

        Distributions must generally be made during the taxable year to which they relate. Dividends may be paid during the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. Second, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.

        Furthermore, we will incur a 4% nondeductible excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid if we fail to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods.

        We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains. In that case, we may elect to have our stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by us. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

        We believe that we have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet these requirements. In that event, we may cause the Operating Partnership to arrange for short-term, or possibly long-term, borrowings to permit the payments of required dividends.

        Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

        Recordkeeping Requirements.    We are required to comply with applicable recordkeeping requirements. Failure to comply could result in monetary fines.

        Failure to Qualify.    If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be required and, if made, will not be deductible by us. As a result, our failure to qualify as a REIT would significantly reduce both the cash available for distribution by us to our stockholders and our earnings. In addition, all our of distributions to our stockholders, to the extent of our current and accumulated earnings and profits, will be taxable as regular corporate dividends, which means that stockholders taxed as individuals currently would be taxed on those dividends at capital gains rates and corporate stockholders generally would be entitled to a dividends received deduction with respect to such dividends. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We cannot state whether in all circumstances we would be entitled to this statutory relief. In addition to these consequences, if we fail to qualify as a REIT, the holders of our Series A preferred stock will have the right to require us to repurchase such stock.

Tax Aspects of Our Investments in the Operating Partnership and the Taxable REIT Subsidiaries

        General.    Substantially all of our investments are held through the Operating Partnership. The Operating Partnership holds a significant portion of its real estate properties through subsidiary partnerships and limited liability companies. The Operating Partnership also carries out activities through Management Associates Limited Partnership and various subsidiary partnerships and limited liability companies. This structure may involve special tax considerations. These tax considerations include the following:

  •
  the allocations of income and expense items of the Operating Partnership and the subsidiary partnerships and limited liability companies, which could affect the computation of our taxable income;

  •
  the status of the Operating Partnership and each applicable subsidiary partnership and limited liability company as a partnership or an entity that is disregarded for income tax purposes (as opposed to an association taxable as a corporation); and

  •
  the taking of actions by the Operating Partnership or any of the subsidiary partnerships or limited liability companies that could adversely affect our qualification as a REIT.

        The entire discussion of our tax treatment and the federal income tax consequences of the ownership of our stock is based on the assumption that the Operating Partnership and all of its subsidiaries (other than our taxable REIT subsidiaries and their subsidiaries) are classified as partnerships or disregarded as separate entities for federal income tax purposes. Pursuant to regulations under Section 7701 of the Code, a partnership will be treated as a partnership for federal income tax purposes unless it elects to be treated as a corporation or would be treated as a corporation because it is a "publicly traded partnership." Neither the Operating Partnership nor any of its non-corporate subsidiaries that is not a taxable REIT subsidiary has elected or will elect to be treated as a corporation. Therefore, subject to the disclosure below, the Operating Partnership and each such subsidiary will be treated as a partnership for federal income tax purposes (or, if such an entity has only one partner or member, disregarded entirely for federal income tax purposes).

        Pursuant to Section 7704 of the Code, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation for federal income tax purposes if it is a "publicly traded partnership," and it does not derive at least 90% of its income from certain specified sources of "qualifying income" within the meaning of that section. A "publicly traded partnership" is any partnership (a) the interests in which are traded on an established securities market or (b) the interests in which are readily tradable on a "secondary market or the substantial equivalent thereof." Interests in the Operating Partnership will not be traded on an established securities market. There is a significant risk, however, that the interests in the Operating Partnership could be considered readily tradable on the substantial equivalent of a secondary market. Treasury regulations under Section 7704 of the Code set forth certain "safe harbors" under which interests will not be treated as "readily tradable on a secondary market (or the substantial equivalent thereof)" within the meaning of Section 7704 (the "Safe Harbors"). Although the Partnership Agreement includes certain provisions intended to prevent the units from being treated as readily tradable, there can be no assurance that such measures would be effective. In that event, the Operating Partnership could be treated as a "publicly traded partnership," but even then it would only be taxable as a corporation if less than 90% of its gross income were to constitute "qualifying income." For purposes of determining whether the "qualifying income" exception is satisfied, the income requirements generally applicable to REITs and the definition of "qualifying income" under Section 7704 of the Code are similar in most key respects. There is one significant difference, however. For a REIT, rent from a tenant does not qualify as "rents from real property" if the REIT and/or one or more actual or constructive owners of 10% or more of the REIT actually or constructively own 10% or more of the tenant (subject to an exception for rents from a tenant that is a taxable REIT subsidiary). Under Section 7704 of the Code, rent from a tenant is not qualifying income if a partnership and/or one or more actual or constructive owners of 5% or more of the partnership actually or constructively own 10% or more of the tenant. We believe that even if the Operating Partnership were treated as a publicly traded partnership, the Operating Partnership would meet the qualifying income exception and therefore maintain its classification as a partnership for federal income tax purposes.

        If the Operating Partnership were taxable as a corporation, most, if not all, of the tax consequences described herein would be inapplicable. In particular, we would not qualify as a REIT because the value of our ownership interest in the Operating Partnership would exceed 5% of our assets, and we would be considered to hold more than 10% of the voting securities (and 10% of the value of the outstanding securities) of another corporation. In this event, the value of our stock could be adversely affected.

        Ownership of Partnership Interests by a REIT. A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs. Thus, our proportionate share of the assets and items of income of the

Operating Partnership and of each subsidiary partnership and limited liability company of the Operating Partnership that is treated as a partnership for federal income tax purposes is treated as our assets and items of income for purposes of applying the asset and income tests. We have control over the Operating Partnership and substantially all of the subsidiaries of the Operating Partnership that are treated as partnerships for federal income tax purposes and intend to operate them in a manner that is consistent with the requirements for our qualification as a REIT.

        Tax Allocations with Respect to Our Properties    The Operating Partnership was formed by way of contributions of appreciated property at the time of its formation. In addition, it has acquired a number of properties by contribution since that time. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution. This difference is referred to as a "book-tax difference."

        The Operating Partnership's Partnership Agreement requires that all allocations of partnership income, gain, loss and deduction be made in a manner consistent with Section 704(c) of the Code and the applicable regulations. Therefore, these allocations will tend to eliminate the book-tax differences with respect to the contributed properties over the life of the Operating Partnership. However, the allocation rules of Section 704(c) of the Code may not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Consequently, the carryover basis of contributed properties held by the Operating Partnership could cause us to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if no property had a book-tax difference. Similarly, the carryover basis of contributed properties held by the Operating Partnership could cause us to be allocated taxable gain in the event of a sale of contributed properties in excess of the economic or book income allocated to us as a result of such sale.

        MSC. A portion of the amounts used by the Operating Partnership to fund distributions to partners, which in turn are used by us to fund distributions to holders of stock, comes from MSC and our other taxable REIT subsidiaries. Such amounts are derived through payments on notes issued by, and dividends from, our taxable REIT subsidiaries. Our taxable REIT subsidiaries do not qualify as REITs and therefore pay federal, state, local, and foreign income taxes on their net income at normal corporate rates. As a result of interest and other deductions, MSC does not pay significant income tax currently. There can be no assurance, however, that the Internal Revenue Service will not challenge these deductions. In any event, future increases in the income of MSC will be subject to income tax. To the extent that our taxable REIT subsidiaries pay such taxes, the cash available for distribution to stockholders is reduced accordingly. However, to the extent that our taxable REIT subsidiaries pay dividends to us in a particular calendar year, dividends received by our stockholders during that year attributable to those distributions will be eligible to be subject to taxation at reduced capital gains rates rather than at ordinary income rates. See "Taxation of Taxable Domestic Stockholders—Qualified Dividend Income."

        Furthermore, the taxable REIT subsidiary election with respect to certain of our subsidiaries, including MSC, could lead to increased tax liabilities for two reasons. First, there are limits on the ability of a taxable REIT subsidiary to deduct interest payments made to an affiliated REIT. Accordingly, each of MSC and our other taxable REIT subsidiaries will be limited in its ability to deduct interest payments on notes issued to the Operating Partnership. Second, if a taxable REIT subsidiary pays an amount to a REIT that exceeds the amount that would be paid in an arm's length transaction, the REIT generally will be subject to an excise tax equal to 100% of the excess. This rule generally will apply to amounts paid to the Operating Partnership by MSC and our other taxable REIT subsidiaries.

        Our ownership of the securities of MSC and our other taxable REIT subsidiaries is currently subject to certain asset tests. These tests restrict the ability of MSC and our other taxable REIT subsidiaries to increase the size of their businesses unless the value of the assets of the Operating Partnership increases proportionately. See "—Taxation of the Company as a REIT—Asset Tests," above.

Penalty Tax on Prohibited Transactions

        Our share of any gain realized from the sale of any property held as inventory or otherwise primarily for sale to customers in the ordinary course of our trade or business generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership, through its subsidiary partnerships and limited liability companies, intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and leasing the properties and other retail properties and to make such occasional sales of the properties as are consistent with our investment objectives. Based upon such investment objectives, we believe that, in general, the properties should not be considered inventory or other property held primarily for sale to customers in the ordinary course of a trade or business and that the amount of income from prohibited transactions, if any, will not be material. Nevertheless, the Internal Revenue Service could contend otherwise. In particular, we indirectly own parcels of land that are located adjacent to particular properties that are not necessarily required for use within the mall or community shopping center located at the property (referred to as "outparcels"). We may sell one or more of these outparcels from time to time. In addition, in connection with the development of a mall at a property, we occasionally may sell parcels of land within the mall ("anchor parcels") to major anchor tenants who desire to own the land on which their facility is located. We believe that our sales of outparcels and anchor parcels should not result in the outparcels and anchor parcels being considered inventory or as held primarily for sale to customers in the ordinary course of our trade or business, but there is a risk that the Internal Revenue Service could contend otherwise, in which event the profit from such sales allocable to us would be subject to a 100% tax. If we determine that the anticipated level of activity with respect to the outparcels and/or anchor parcels would be sufficient to cause such sales to be subject to the 100% tax, we will hold and sell such parcels through a taxable REIT subsidiary. A taxable REIT subsidiary would be subject to a corporate level tax on its taxable income attributable to land sales, thereby reducing the amount of cash available for distribution by us.

Other Tax Consequences for Us and Our Stockholders

        We and our stockholders are subject to state or local taxation in various state or local jurisdictions, including those in which the Operating Partnership or our stockholders transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed herein. Consequently, our prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our stock.

        To the extent that we own assets or conduct operations in foreign jurisdictions, we may also be subject to some foreign taxes. Although federal income tax laws provide a credit for foreign income taxes paid by a U.S. taxpayer, those credits generally are not usable by us to the extent that we incur such foreign taxes directly or through an entity that does not pay U.S. income taxes.

Taxation of Taxable Domestic Stockholders

        As used in the remainder of this discussion, the term "U.S. stockholder" means a beneficial owner of stock that is for United States federal income tax purposes:

  •
  a citizen or resident, as defined in Section 7701(b) of the Code, of the United States;

  •
  a corporation, or other entity treated as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons.

        Generally, in the case of a partnership that holds our stock, any partner that would be a U.S. stockholder if it held the stock directly is also a U.S. stockholder. A "non-U.S. stockholder" is a holder, including any partner in a partnership that holds stock, that is not a U.S. stockholder.

        Distributions.    As long as we qualify as a REIT, distributions made to our taxable U.S. stockholders out of current or accumulated earnings and profits, which are not designated as capital gain dividends or qualified dividend income, will be taken into account by them as ordinary income. In determining the extent to which a distribution constitutes a dividend for tax purposes, our earnings and profits will be allocated first to distributions with respect to the preferred stock and then to the common stock. Corporate stockholders will not be eligible for the dividends received deduction with respect to these distributions.

        Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that the distributions do not exceed the adjusted basis of the stockholder's stock. Rather, such distributions will reduce the adjusted basis of such stock. To the extent that distributions exceed the adjusted basis of a U.S. stockholder's stock, they will be taxable as capital gains, assuming the stock is a capital asset in the hands of the U.S. stockholder. If we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and the stockholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

        Capital Gain Dividends.    We may elect to designate distributions of our net capital gain as "capital gain dividends." Capital gain dividends are taxed to U.S. stockholders as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period during which the stockholders have held their stock. If we designate any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

        Instead of paying capital gain dividends, we may elect to require stockholders to include our undistributed net capital gains in their income. If we make such an election, U.S. stockholders (a) will include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (b) will be deemed to have paid their proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount. A U.S. stockholder will increase the basis in its shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

        With respect to stockholders who are taxed at the rates applicable to individuals, we must classify portions of our designated capital gain dividend into the following categories:

  •
  a 15% gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 15%; or

  •
  an unrecaptured Section 1250 gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 25%.

        In addition, under a transitional rule applicable to taxable years including May 6, 2003, capital gain dividends attributable to sales or exchanges of property by us prior to May 6, 2003 that are not attributable to "unrecaptured Section 1250 gain" subject to a maximum rate of 25% will be subject to a maximum rate of taxation of 20% for non-corporate stockholders, rather than to the 15% maximum rate that is currently applicable.

        We must determine the maximum amounts that we may designate as 20% and 25% capital gain dividends by performing the computation required by the Code, as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Designations made by the REIT will be effective only to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type.

        Recipients of capital gains dividends from us that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends.

        Qualified Dividend Income.    With respect to stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such stockholders as "qualified dividend income." A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as capital gain, provided that the stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

        (a)   the qualified dividend income received by us during such taxable year from non-REIT corporations (including our taxable REIT subsidiaries);

        (b)   the excess of any "undistributed" REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to such undistributed REIT taxable income; and

        (c)   the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT "C" corporation over the federal income tax paid by us with respect to such built-in gain.

        Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic C corporation (other than a REIT or a regulated investment company) or a "qualifying foreign corporation" and specified holding period requirements and other requirements are met. A foreign C corporation (other than a "foreign personal holding company," a "foreign investment company," or "passive foreign investment company") will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. We generally expect that an insignificant portion, if any, of our distributions will consist of qualified dividend income.

        Other Tax Considerations.    Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of stock will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any "passive losses" against this income or gain. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. A U.S. stockholder may elect to treat capital gain dividends, capital gains from the disposition of stock and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable capital gain or income will be taxed at ordinary income tax rates. We will notify stockholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain. U.S. stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Our operating or capital losses will be carried over by us for potential offset against future income, subject to applicable limitations.

        Sale of Stock.    Upon any taxable sale or other disposition of stock, a U.S. stockholder will recognize gain or loss for federal income tax purposes on the disposition of stock in an amount equal to the difference between:

  •
  the amount of cash and the fair market value of any property received on such disposition; and

  •
  the U.S. stockholder's adjusted basis in such stock for tax purposes.

        Gain or loss will be capital gain or loss if the stock has been held by the U.S. stockholder as a capital asset. The applicable tax rate will depend on the stockholder's holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder's tax bracket. A U.S. stockholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 15%. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is higher than the long-term capital gain tax rates for noncorporate stockholders) to a portion of capital gain realized by a noncorporate stockholder on the sale of REIT stock that would correspond to the REIT's "unrecaptured Section 1250 gain." Stockholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.

        In general, any loss upon a sale or exchange of securities by a U.S. stockholder who has held such securities for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, but only to the extent of distributions from us received by such U.S. stockholder that are required to be treated by such U.S. stockholder as long-term capital gains.

Taxation of Tax-Exempt Stockholders

        Provided that a tax-exempt stockholder has not held its stock as "debt financed property" within the meaning of the Code, the dividend income from us will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt stockholder. Similarly, income from the sale of stock will not constitute UBTI unless the tax-exempt stockholder has held its stock as debt financed property within the meaning of the Code or has used the stock in a trade or business. However, for a tax-exempt stockholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, or a single parent title-holding corporation exempt under Section 501(c)(2), the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in our stock will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax exempt stockholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" is treated as UBTI as to any trust that is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as "pension trusts."

        A REIT is a "pension held REIT" if it meets the following two tests:

  (a)
  it would not have qualified as a REIT but for the provisions of Section 856(h)(3) of the Code, which provides that stock owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

  (b)
  either (i) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (ii) a group of pension trusts each individually holding more than 10% of the value of the REIT's shares, collectively owns more than 50% of the value of the REIT's shares.

        The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held requirement" without relying on the "look through" exception with respect to pension trusts. Based on the current estimated ownership of our common and preferred stock, and as a result of certain limitations on transfer and ownership of common and preferred stock contained in our charter, we do not expect to be classified as a "pension held REIT."

Taxation of Non-U.S. Stockholders.

        Distributions.    Distributions by us to a non-U.S. stockholder that are neither attributable to gain from sales or exchanges by us of "U.S. real property interests" nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. stockholder of a U.S. trade or business. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. stockholders are taxed with respect to these dividends, and are generally not subject to withholding. Any dividends received by a corporate non-U.S. stockholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

        Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. stockholder in its stock will reduce the non-U.S. stockholder's adjusted basis in its stock and will not be subject to U.S. federal income tax. Distributions in excess of current and accumulated earnings and profits that do exceed the adjusted basis of the non-U.S. stockholder in its stock will be treated as gain from the sale of its stock, the tax treatment of which is described below. See "—Taxation of Non-U.S. Stockholders—Sale of Stock."

        We expect to withhold U.S. income tax at the rate of 30% on any dividend distributions not designated as (or deemed to be) capital gain dividends made to a non-U.S. stockholder unless:

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  a lower treaty rate applies and the non-U.S. stockholder files an Internal Revenue Service Form W-8BEN with us, evidencing eligibility for that reduced treaty rate; or

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  the non-U.S. stockholder files an Internal Revenue Service Form W-8ECI with us, claiming that the distribution is effectively connected income.

        We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies or the non-U.S. stockholder is not liable for tax on the receipt of that distribution. However, a non-U.S. stockholder may seek a refund of these amounts from the Internal Revenue Service if the non-U.S. stockholder's U.S. tax liability with respect to the distribution is less than the amount withheld.

        Distributions to a non-U.S. stockholder that are designated by us at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

  •
  the investment in the stock is effectively connected with the non-U.S. stockholder's trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to any gain, except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above, or

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  the non-U.S. stockholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

        Under FIRPTA, distributions to a non-U.S. stockholder that are attributable to gain from sales or exchanges by us of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. stockholder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. stockholders will be taxed on this gain at the same rates applicable to U.S. stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation.

        We will be required to withhold and remit to the Internal Revenue Service 35% of any distributions to non-U.S. stockholders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. stockholder's U.S. federal income tax liability.

        Although the law is not clear on the matter, it appears that amounts we designate as undistributed capital gains in respect of the stock held by U.S. stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. stockholders would be able to offset as a credit against their U.S. federal income tax liability resulting therefrom their proportionate share of the tax paid by us on the undistributed capital gains, and to receive from the Internal Revenue Service a refund to the extent that their proportionate share of this tax paid by us was to exceed their actual U.S. federal income tax liability.

        Sale of Stock.    Gain recognized by a non-U.S. stockholder upon the sale or exchange of our stock generally would not be subject to U.S. taxation unless:

  •
  the investment in our stock is effectively connected with the non-U.S. stockholder's U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to any gain;

  •
  the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's net capital gains for the taxable year; or

  •
  our stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

        Our stock will not constitute a U.S. real property interest if we are a domestically-controlled REIT. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by non-U.S. stockholders.

        We believe that, currently, we are a domestically-controlled REIT and, therefore, that the sale of our stock would not be subject to taxation under FIRPTA. Because our stock is publicly traded, however, we cannot guarantee that we are or will continue to be a domestically-controlled REIT.

        Even if we do not qualify as a domestically-controlled REIT at the time a non-U.S. stockholder sells our stock, gain arising from the sale still would not be subject to FIRPTA tax if the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and the selling non-U.S. stockholder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold throughout the shorter of the period during which the non-U.S. stockholder held such class or series of stock or the five-year period ending on the date of the sale or exchange.

        If gain on the sale or exchange of our stock was subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Backup Withholding Tax and Information Reporting

        U.S. Stockholders.    In general, information-reporting requirements will apply to payments of dividends on stock and payments of the proceeds of the sale of stock to some stockholders, unless an exception applies.

        The payor will be required to withhold tax on such payments at the rate of 28% if (a) the payee fails to furnish a correct taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding or (b) the Internal Revenue Service notifies the payor that the TIN furnished by the payee is incorrect.

        In addition, a payor of the dividends on the stock will be required to withhold tax at a rate of 28% if (a) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code or (b) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

        Some stockholders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder's U.S. federal income tax and may entitle the stockholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

        Non-U.S. Stockholders.    Generally, information reporting will apply to payments of dividends on stock, and backup withholding described above for a U.S. stockholder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

        The payment of the proceeds from the disposition of stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding as described above for U.S. stockholders, unless the non-U.S. stockholder satisfies the requirements necessary to be an exempt non-U.S. stockholder or otherwise qualifies for an exemption. The proceeds of a disposition by a non-U.S. stockholder of stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if the partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the United States, then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker.

        Applicable Treasury regulations provide presumptions regarding the status of stockholders when payments to the stockholders cannot be reliably associated with appropriate documentation provided to the payer. Because the application of these Treasury regulations varies depending on the stockholder's particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

Sunset of Reduced Tax Rate Provisions

        Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2008, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, qualified dividend income, including the application of the 15% capital gains rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our common stock.

Tax Shelter Reporting

        Under recently promulgated Treasury regulations, if a stockholder recognizes a loss with respect to shares of equity securities of $2 million or more for an individual stockholder or $10 million or more for a corporate stockholder, the stockholder may be required to file a disclosure statement with the Internal Revenue Service on Form 8886. Direct stockholders of portfolio securities are in many cases exempt from this reporting requirement, but stockholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer's treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

        For us to qualify as a REIT under the Code, no more than 50% in value of our outstanding shares of capital stock may be owned, actually or constructively, by five or fewer individuals during the last half of a taxable year or during a proportionate part of a shorter taxable year, other than the first year for which we made an election to be treated as a REIT. For the purposes of this five or fewer requirement, individuals include the entities that are set forth in Section 542(a)(2), as modified by

Section 856(h)(3), of the Code. Attribution rules in the Code determine if any individual constructively owns our capital stock under the five or fewer requirement.

        In addition, if we, or one or more owners of 10% or more of our capital stock, actually or constructively own 10% or more of any of our tenants or a tenant of any partnership in which we are a partner, the rent that we receive either directly or through a partnership from the tenant generally will not be qualifying income for purposes of the REIT gross income tests under the Code. An exception to this 10% related party tenant rule applies in certain circumstances if the tenant qualifies as a "taxable REIT subsidiary" under the Code. A REIT's shares also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, other than the first year for which an election to be treated as a REIT has been made. Furthermore, to qualify as a "domestically-controlled REIT" under the Code, at least 50% of the shares of our capital stock must be beneficially owned by U.S. persons.

        Primarily because our board of directors believes it is desirable for us to qualify as a REIT, our certificate of incorporation provides that no person may acquire additional shares if, as a result, any five beneficial owners of our capital stock would own more than 49.9% of our outstanding capital stock. As a result, no person or persons acting as a group may own, or be deemed to own by virtue of the attribution rules of the Code, subject to limited exceptions, more than a specified percentage of our outstanding capital stock. Our board of directors currently has set this ownership limit at 9.225%.

        Our board of directors, in its sole and absolute discretion, may grant an exemption from the ownership limit to a person if the person is not an individual, taking into account Section 856(h)(3)(A) of the Code, our board of directors receives from the person all representations and warranties that our board may require in its sole discretion, and the person agrees that any violation of the representations and warranties will result in the person being subject to our "excess stock" provisions, which are described below.

        Our board of directors has waived the ownership limit as to holders of our Series A preferred stock, subject to certain limitations relating to our qualification and taxation as a REIT.

        In 1996, our board of directors waived the ownership limit as to Cohen & Steers Capital Management, Inc. ("Cohen & Steers"), subject to Cohen & Steers' continued compliance with certain restrictions relating to our qualification as a REIT. This ownership waiver was modified in October 2002 to permit Cohen & Steers to own our Series B Preferred Stock in an amount that, taken together with Cohen & Steers' ownership of our common stock, would exceed the ownership limit, subject to Cohen & Steers' continued compliance with certain restrictions relating to our qualification as a REIT.

        Our board of directors also has waived the ownership limit as to Kan Am, one of our joint venture partners which, together with its affiliates, held approximately 17.00% of the units of the Operating Partnership as of June 30, 2003, and its affiliates, subject to limitations established in our certificate of incorporation to preserve our REIT status. This waiver, which was granted in exchange for Kan Am entering into a definitive agreement relating to Kan Am's commitment to contribute additional funds for our development projects, also will apply to certain initial transferees of Kan Am and its affiliates, subject to continued compliance by Kan Am with its contribution obligations, to Kan Am's compliance with certain first refusal rights in our favor, and to compliance by Kan Am and its affiliates and the transferees with the applicable restrictions relating to preservation of our REIT status.

        The ownership attribution rules under the Code are complex and may cause capital stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, if an individual or entity acquires shares of our capital stock that amount to less than the ownership limit, or acquires an ownership interest in an entity that owns, actually or constructively, any shares of our capital stock, that individual or entity, or another individual or entity, could be considered to own constructively shares of our capital stock in excess of the ownership limit.

        Our board of directors has the authority to increase the ownership limit from time to time. However, our board of directors does not have the authority to do so if, after giving effect to the increase, five beneficial owners of capital stock could beneficially own in the aggregate more than 49.9% of our outstanding capital stock.

        In addition to imposing an ownership limit, our certificate of incorporation further prohibits:

  •
  any person from acquiring shares of our capital stock if, as a result of the acquisition, we would be "closely held" within the meaning of Section 856(h) of the Code,

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  any person from transferring shares of our capital stock if the transfer would result in shares of our capital stock being owned by fewer than 100 persons, and

  •
  any person from acquiring shares of our capital stock if such acquisition should cause us to fail to qualify as a "domestically-controlled REIT."

        Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership is required to notify us immediately and to provide us with information that we may request to determine the effect of the transfer on our status as a REIT.

        If any intended transfer of shares of our capital stock or any other event would otherwise result in any person violating the ownership limit or the other restrictions in our certificate of incorporation, then the intended transfer will be void and of no force or effect as to the intended transferee for that number of shares that exceeds the ownership limit. The excess shares will be exchanged automatically for shares of "excess stock" that are non-voting and may not participate in distributions. In the case of any event, other than a transfer, that would cause a person to hold record title to any shares in excess of the ownership limit, the person will cease to own any right of interest in the shares that exceed the ownership limit. The excess shares held by that person will be exchanged automatically for shares of excess stock, effective as of the close of the business day immediately before the event causing the excess shares.

        Pursuant to our certificate of incorporation, the excess stock will be transferred to us as trustee of a trust for the exclusive benefit of the transferee or transferees to whom the shares ultimately are transferred. Those transferees also will be subject to the ownership limit. While held in trust, the excess stock will not be entitled to vote, will not be considered for purposes of any stockholder vote or the determination of a quorum for the stockholder vote, and will not be entitled to participate in any distributions made by us other than liquidating distributions. The original holder may designate, at any time the excess stock is held by us in trust, a beneficiary of the original holder's interest in the trust, provided that:

  •
  the original holder may not receive a price for the excess stock that exceeds the price paid by the original holder, and

  •
  the designated beneficiary's ownership of the capital stock represented by the excess stock will not exceed the ownership limit.

        Immediately after the original holder designates a beneficiary or beneficiaries, shares of excess stock will be exchanged automatically for shares of capital stock out of the class or series from which the excess stock originally converted. In addition, we would have the right, for a period of 90 days during the time the excess stock is held by us in trust, to purchase from the original holder all or any portion of the excess stock. The purchase price payable would be the lower of (a) the price paid by the original holder and (b) the average closing market price for our capital stock on the date we make the purchase, or, if the capital stock being purchased is not being traded, the average of the last reported sales price of our capital stock on the ten days immediately preceding the date of our purchase. This 90-day period begins on the date of the violative transfer if the original holder notifies us in writing of the transfer, or the date our board of directors determines that a violative transfer has occurred if no notice is provided.

        The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

        All certificates representing shares of our capital stock bear a legend referring to the restrictions described above.

        All persons who own, directly or by virtue of the attribution provisions of the Code, shares of our capital stock in excess of the lesser of the ownership limit of 9.225%, or the percentage described in the rules and regulations under the Code, which is currently 5%, must notify us in writing within 30 days after December 31 of each year. Each written notice must state the person's name and address, the number of shares beneficially owned and a description of how the shares are held. In addition, each holder of our capital stock must provide to us in writing, upon our request, information regarding the direct, indirect and constructive ownership of shares that will enable us to determine whether the ownership and transfer restrictions contained in our certificate of incorporation have been satisfied and to assess our continuing status as a REIT.

PLAN OF DISTRIBUTION

        This prospectus relates to (a) the possible issuance of up to 1,715,072 Redemption Shares if and to the extent that holders of up to a like number of Units tender such Units for redemption and (b) the offer and sale of the Secondary Shares from time to time by selling stockholders who are our affiliates. We are registering the common stock being offered by this prospectus to provide the holders of Redemption Shares with freely tradable securities. The registration of such shares does not necessarily mean that any of the Units will be submitted for redemption or that any of the common stock to be issued upon such redemption will be offered or sold by the recipient thereof. Also, upon any redemption, we may elect to pay cash for the Units tendered rather than issue common stock.

        Any of the selling stockholders may from time to time in one or more transactions, or a series of transactions, sell all or a portion of the Secondary Shares on the NYSE, in the over-the-counter market, on any other national securities exchange on which our shares of common stock are listed or traded, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the Secondary Shares from time to time will be determined by the selling stockholders and, at the time of the determination, may be higher or lower than the market price of our common stock on the NYSE. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a selling stockholder or from purchasers of the Secondary Shares for whom they may act as agents. In addition, underwriters may sell the Secondary Shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The Secondary Shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the Secondary Shares may be sold include:

  •
  a block trade in which a broker-dealer engaged will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  an exchange distribution in accordance with the rules of the NYSE;

  •
  the writing of options, whether the options are listed on an options exchange or otherwise;

  •
  the settlement of short sales;

  •
  privately negotiated transactions; and

  •
  underwritten transactions.

        From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the Secondary Shares. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The selling stockholders may also transfer the Secondary Shares by gift, partnership distribution or other non-sale related transfer, in which case the donees, transferees or other successors-in-interest will be deemed to be selling stockholders. The number of a selling stockholder's shares offered under this prospectus will decrease as and when it takes any of the above actions. The plan of distribution for that selling stockholder's shares will otherwise remain unchanged.

        In connection with the distribution of the offered shares, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with these hedging transactions, broker-dealers may engage in short sales of the Secondary Shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell the Secondary Shares short and redeliver the offered shares to close out the short positions. The selling stockholders also may enter into option or other transactions with broker-dealers, which require the delivery to the broker-dealer of the Secondary Shares. The selling stockholders may also loan or pledge the Secondary Shares to a broker-dealer, and the broker-dealer may sell the Secondary Shares so loaned or, upon a default, the broker-dealer may effect sales of the offered shares that are pledged. In addition to the foregoing, the selling stockholders may enter into, from time to time, other types of hedging transactions.

        The selling stockholders and any underwriters, dealers or agents participating in the distribution of the offered shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the offered shares by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

        When a selling stockholder elects to make a particular offer of offered shares, this prospectus and a prospectus supplement, if required, may be distributed through the facilities of the NYSE under Rule 153 of the Securities Act. A prospectus supplement, if required, will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting underwriting compensation from the selling stockholder and any other required information.

        We have agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the offered shares, including

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  all registration and filing fees,

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  all fees and expenses incurred to comply with state securities or "blue sky" laws,

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  all printing expenses,

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  all fees incurred in connection with listing on any security exchange, and

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  all fees and disbursements of counsel and accountants for us.

        The selling stockholders will pay

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  any underwriting discounts, sales and commissions,

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  fees and disbursements of counsel for the selling stockholders, and

  •
  transfer taxes, if any.

        We have agreed to indemnify each of the selling stockholders and their respective officers, directors or trustees, and each person who controls, within the meaning of the Securities Act, any selling stockholder against any losses, liabilities, claims, damages and expenses (including reasonable legal and other professional fees) arising under the securities laws in a number of circumstances in connection with this offering. Each of the selling stockholders has agreed to indemnify us, our officers, directors, and each person who controls, within the meaning of the Securities Act, us against any losses, liabilities, claims, damages and expenses (including reasonable legal and other professional fees) arising under the securities laws in connection with this offering with respect to written information furnished to us by the selling stockholder expressly for use in the registration statement of which this prospectus is a part.

        The selling stockholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the offered shares by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of offered shares in the market and to the activities of the selling stockholders and their affiliates.

        To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. In addition, any offered shares covered by this prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 under the Securities Act rather than pursuant to this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. The file number under the Exchange Act for our SEC filings is No. 1-12994. You may read and copy materials that we have filed with the SEC, including the registration statement, at the SEC's public reference room:

    450 Fifth Street, N.W.
    Room 1024
    Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC's web site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically.

    You can also read our SEC filings at the following address:

    New York Stock Exchange
    20 Broad Street
    New York, New York 10005

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents and information we filed with the SEC that are identified below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the offered securities to which this prospectus relates have been sold or the offering is otherwise terminated.

  1.
  Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (filed on March 31, 2003).

  2.
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 (filed on May 15, 2003).

  3.
  Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (filed on August 14, 2003).

  4.
  2003 Proxy Statement on Form 14A (filed on April 29, 2003).

  5.
  Current Reports on Form 8-K (filed on January 22, 2003, January 30, 2003, February 11, 2003, February 21, 2003 (except for information furnished under Item 9), March 28, 2003, May 2, 2003, May 5, 2003, June 9, 2003, July 14, 2003, August 11, 2003, August 12, 2003, August 19, 2003 and September 29, 2003).

  6.
  Description of our common stock included in our Registration Statement on Form 8-A, filed on April 11, 1994, which incorporates by reference a description of our common stock from our Registration Statement on Form S-11 (File No. 33-71524, filed on April 11, 1994), which description we also incorporate by reference into this prospectus.

        You may request a copy of these filings, at no cost, by writing us at the following address or telephoning us at (703) 526-5000 between the hours of 9:00 a.m. and 4:00 p.m., Eastern Time:

    Secretary
    The Mills Corporation
    1300 Wilson Boulevard, Suite 400
    Arlington, Virginia 22209

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Current Report on Form 8-K filed with the SEC on June 9, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        Ernst & Young LLP, independent auditors, have audited the Combined Statement of Certain Revenues and Certain Operating Expenses of Riverside Square included in our Current Report on Form 8-K/A filed with the SEC on January 30, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. The Statement of Certain Revenues and Certain Operating Expenses of Riverside Square is incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing

        Ernst & Young LLP, independent auditors, have audited the Combined Statements of Certain Revenues and Certain Operating Expenses of the Cadillac Fairview Properties included in our Current Reports on Form 8-K/A filed with the SEC on March 28, 2003 and August 11, 2003, as set forth in their reports, which is incorporated by reference in this prospectus and elsewhere in the registration statement. The Combined Statements of Certain Revenues and Certain Operating Expenses of the Cadillac Fairview Properties is incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

        Ernst & Young LLP, independent auditors, have audited the Statement of Certain Revenues and Certain Operating Expenses of the Del Amo Properties included in our Current Report on Form 8-K/A filed with the SEC on August 12, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. The Statement of Certain Revenues and Certain Operating Expenses of the Del Amo Properties is incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        Ernst & Young LLP, independent auditors, have audited the Statement of Certain Revenues and Certain Operating Expenses of the Great Mall of the Bay Area included in our Current Report on Form 8-K/A filed with the SEC on September 29, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. The Statement of Certain Revenues and Certain Operating Expenses of the Great Mall of the Bay Area is incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

        Hogan & Hartson L.L.P. has provided its opinion as to the validity of the offered shares and as to certain tax matters described under the heading "Material Federal Income Tax Considerations."

1,715,072 Shares

Common Stock

PROSPECTUS

                    , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the securities being registered. All amounts except the SEC registration fee are estimated.

SEC Registration Fee	$5,324
Accounting Fees and Expenses	20,000
Legal Fees and Expenses	50,000
Printing Expenses	15,000
Miscellaneous	20,000

Total	$110,324

Item 15. Indemnification of Directors and Officers

        Under Section 145 of the DGCL, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interest of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

        Our certificate of incorporation and bylaws provide for mandatory indemnification of directors and officers to the maximum extent permitted by the DGCL. We have obtained directors and officers liability insurance.

        We have entered into indemnification agreements with each of our directors, some of whom are also our officers. Under these agreements, we have agreed to indemnify our directors to the fullest extent permitted by law for damages and expenses incurred in connection with actual or threatened legal proceedings related to the indemnified party's service to us. We are obligated under these agreements to advance certain expenses to the indemnified parties as they are incurred, subject to reimbursement if it is subsequently determined that the indemnified party was not entitled to indemnification. We are also obligated to pay expenses incurred by an indemnified party in establishing a right to indemnification under the respective indemnification agreement. Although the indemnification agreements offer substantially the same scope of coverage afforded by the certificate of incorporation and the bylaws, the agreements provide greater assurance to indemnified parties that indemnification will be available, because, as contracts, they cannot be modified unilaterally by the board of directors or by the stockholders to alter, limit or eliminate the rights they provide to the indemnified parties.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers pursuant to the foregoing provisions or otherwise, we have been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and, therefore, is unenforceable. In addition, indemnification may be limited by state securities laws.

        The Partnership Agreement of the Operating Partnership also provides for similar indemnification of us, in our capacity as the general partner of the Operating Partnership, and our officers and directors, to the maximum extent provided by the Act.

Item 16. Exhibits

        The Exhibit Index filed herewith and appearing immediately before the exhibits hereto is incorporated by reference.

Item 17. Undertakings

  (a)
  The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

      provided, however, that subparagraphs (i) and (ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Arlington, Commonwealth of Virginia, on September 30, 2003.

THE MILLS CORPORATION, a Delaware corporation
By:	/s/ Laurence C. Siegel Laurence C. Siegel Chairman of the Board of Directors, Chief Executive Officer and President

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Laurence C. Siegel and Kenneth R. Parent, and each of them, his or her true and lawful attorneys-in-fact, each with full power of substitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated below on September 30, 2003:

Name	Title
/s/ Laurence C. Siegel Laurence C. Siegel	Chairman of the Board of Directors, Chief Executive Officer and President (principal executive officer)
/s/ Kenneth R. Parent Kenneth R. Parent	Chief Operating Officer
/s/ Mary Jane Morrow Mary Jane Morrow	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)
/s/ James F. Dausch James F. Dausch	President, Development Division and Director

/s/ Dietrich von Boetticher Dietrich von Boetticher	Vice Chairman and Director
/s/ John M. Ingram John M. Ingram	Vice Chairman and Director
/s/ Charles R. Black, Jr. Charles R. Black, Jr.	Director
/s/ James C. Braithwaite James C. Braithwaite	Director
/s/ Joseph B. Gildenhorn Joseph B. Gildenhorn	Director
/s/ Harry H. Nick Harry H. Nick	Director
/s/ Franz von Perfall Franz von Perfall	Director
/s/ Robert P. Pincus Robert P. Pincus	Director
/s/ Christina L. Rose Christina L. Rose	Director

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT DESCRIPTION
(1)4.1	Registration Rights and Lock-Up Agreement, dated as of October 31, 2001, between the Company and Kan Am USA XIII Limited Partnership.
*5.1	Opinion of Hogan & Hartson L.L.P. regarding legality of the shares.
*8.1	Opinion of Hogan & Hartson L.L.P. regarding certain tax matters.
(2)10.1	Limited Partnership Agreement of the Operating Partnership, as amended.
(3)10.1A	First Amendment to Limited Partnership Agreement of Operating Partnership.
(3)10.1B	Second amendment to Limited Partnership Agreement of Operating Partnership.
(4)10.1C	Third Amendment to Limited Partnership Agreement of Operating Partnership.
(5)10.1D	Fourth Amendment to Limited Partnership Agreement of Operating Partnership.
(5)10.1E	Fifth Amendment to Limited Partnership Agreement of Operating Partnership.
(6)10.1F	Sixth Amendment to Limited Partnership Agreement of Operating Partnership.
*23.1	Consent of Ernst & Young L.L.P.
*23.2	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).
*23.3	Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1).
24.1	Power of Attorney (filed as part of the signature page to the Registration Statement).

*
Filed herewith.

(1)
Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

(2)
Incorporated by reference to the Registrant's registration statement on Form S-3 filed on September 30, 2003 (Registration No. 333-109331).

(3)
Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the first quarter ended March 31, 2001.

(4)
Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

(5)
Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2002.

(6)
Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the first quarter ended March 31, 2003.

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
THE COMPANY
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDERS
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF UNITS
REGISTRATION RIGHTS
REDEMPTION OF UNITS
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS
RESTRICTIONS ON OWNERSHIP AND TRANSFER
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
EXPERTS
LEGAL MATTERS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX